Exhibit 99.1

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations:

Note: The information contained in this item has been updated for changes in certain allocation methodologies related to Kyndryl’s measure of segment adjusted EBITDA as described in Item 7.01 of the Form 8-K. The changes in the segment measure are further discussed in Note 4 to the Consolidated Financial Statements. In addition, Item 7 has been updated to reflect the impacts of the revision to current annual and prior periods related to accrued contract costs, as described in Item 8.01 of this Form 8-K. The revision is further discussed in Note 19 to the Consolidated Financial Statements. Item 7 has not been updated for any other changes since the filing of Kyndryl’s 2021 Annual Report on Form 10-K filed with the SEC on March 10, 2022.

Overview

Included below are year-over-year comparisons between 2021 and 2020. For further information on year-over-year comparisons between 2020 and 2019 not covered in the “Segment Results” below, refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Form 10 for the period, which was filed with the SEC on September 28, 2021.

	Year Ended December 31,
(Dollars in millions)	2021	2020
Revenue	$18,657	$19,352
Revenue growth (GAAP)	(4)%	(5)%
Revenue growth in constant currency(1)	(5)%	(5)%
Net income (loss)	(2,304)	(2,007)
Adjusted EBITDA(1)	2,069	2,185

(1)    Revenue growth in constant currency and adjusted EBITDA are non-GAAP financial metrics. For definitions of these metrics and a reconciliation of adjusted EBITDA to the most directly comparable financial measure calculated and presented in accordance with GAAP, see “⸺Segment Results.”

	At December 31,
(Dollars in millions)	2021	2020
Assets	$13,213	$11,205
Liabilities	10,446	6,220
Equity	2,767	4,985

Organization of Information

Kyndryl was formed as a wholly-owned subsidiary of IBM in September 2021 to hold the operations of the managed infrastructure services unit of IBM’s Global Technology Services segment. On November 3, 2021, IBM distributed shares representing 80.1% of Kyndryl’s outstanding common stock to holders of record of IBM’s common stock as of the close of business on October 25, 2021, in a Spin-off that is tax-free for U.S. federal tax purposes. Following the distribution, Kyndryl became an independent, publicly-traded company and is the world’s leading managed infrastructure services provider.

Kyndryl utilized allocations and carve-out methodologies through the date of distribution to prepare historical financial statements. The consolidated financial statements for periods prior to the Separation herein may not be indicative of our future performance, do not necessarily include the actual expenses that would have been incurred by us and may not reflect our results of operations, financial position and cash flows had we been a separate, standalone company during the historical periods presented. For additional information, see “Basis of Presentation” in Note 1 – Significant Accounting Policies to the accompanying Consolidated Financial Statements.

Financial Performance Summary

Macro Dynamics

The COVID-19 pandemic and related macroeconomic uncertainty beginning in March 2020 caused many clients to experience declines in their business volumes and resulted in client priorities shifting toward maintaining operational stability, flexibility, and preservation of cash. The declines in business volumes and shifting client priorities negatively impacted demand for technology services in 2020.

In 2021, we saw a broad-based macroeconomic recovery in most regions of the world. Demand for technology services rebounded, as large organizations again demonstrated a need for assistance in designing, building, managing and modernizing their technology systems. Most economists, including the International Monetary Fund, expect global macroeconomic growth to continue in 2022.

2021 Financial Performance

In 2021, we reported $18.7 billion in revenue, a decline of 4 percent when compared to the prior year primarily driven by lower contract volumes due to existing and new clients pausing activities during our planned Separation from our former Parent, as well as expected price declines in certain new and renewed customer contracts. This was a consistent trend across all segments. United States revenue declined 5 percent, Japan declined 4 percent, Principal Markets declined 1 percent and Strategic Markets declined 5 percent compared to 2020. Net loss of $2.3 billion increased by $297 million versus the prior year. The current year Net loss includes a goodwill impairment charge of $469 million, transaction-related costs of $627 million and litigation charges for certain long-standing claims and disputes of $52 million, as well as cost allocations from our former Parent.

2020 Financial Performance

In 2020, we reported $19.4 billion in revenue, a decline of 5 percent when compared to the prior year which was primarily driven by declines in the United States. Revenue declined primarily due to a reduction in client volumes within industries heavily impacted by the global pandemic. Net loss was $2.0 billion, an increase of $1.1 billion when compared to the prior year, primarily due to higher workforce rebalancing charges of $759 million. We took these structural actions to simplify and optimize our operating model.

Basis of Presentation

We prepare our consolidated financial statements in accordance with U.S. GAAP, which requires us to make estimates and assumptions that impact the amounts reported and disclosed in our consolidated financial statements and the accompanying notes. We prepared these estimates based on the most current and best available information, but actual results could differ materially from these estimates and assumptions. COVID-19 has had and we expect will continue to have, significant effects on economic activity, on demand for our services and on our results of operations in 2022.

Prior to November 4, 2021, the accompanying financial statements of Kyndryl were derived from the consolidated financial statements and accounting records of the Parent as if the Company operated on a standalone basis during the periods presented and were prepared in accordance with U.S. GAAP and pursuant to the rules and regulations of the SEC. Historically, the Company consisted of the managed infrastructure services unit of the Parent’s Global Technology Services segment and did not operate as a separate standalone company. Accordingly, the Parent had reported the financial position and results of operations, cash flows and changes in equity of the Company in the Parent’s consolidated financial statements.

The accompanying financial statements through the Separation date reflect allocations of certain IBM corporate, infrastructure and shared services expenses, including centralized research, legal, human resources, payroll, finance and accounting, employee benefits, real estate, insurance, information technology, telecommunications, treasury and other expenses. Where possible, these charges were allocated based on direct usage, with the remainder allocated on a pro rata basis of headcount, gross profit, asset or other allocation methodologies that are considered to be a reasonable reflection of the utilization of services provided or the benefit received by Kyndryl during the periods presented. The accompanying financial statements through the Separation date may not be indicative of the Company’s future performance and do not necessarily reflect what the financial position, results of operations and cash flows would have been had it operated as an independent company during the periods presented.

After the Separation on November 3, 2021, the Company’s financial statements for the periods from November 4, 2021, through December 31, 2021, are consolidated financial statements based on our reported results as a standalone company. All significant transactions and accounts between Kyndryl entities were eliminated. All significant intercompany transactions between IBM and Kyndryl prior to the Separation were included within Net Parent investment on the accompanying Consolidated Financial Statements.

Prior to the Separation, our operations were included in the consolidated U.S. federal and certain state and local and foreign income tax returns filed by IBM, where applicable. The Company also files certain separate foreign income tax returns. For purposes of the historical periods presented on a “carve-out” basis, the income tax provisions have been calculated using the separate return basis, as if we filed separate tax returns.

Post-Separation, the income tax provisions are calculated based on Kyndryl’s operating footprint, as well as tax return elections and assertions. Current income tax liabilities including amounts for unrecognized tax benefits related to our activities included in IBM’s income tax returns were deemed to be immediately settled with IBM through the Net Parent investment account in the Consolidated Balance Sheet and reflected in Net transfers from Parent in the financing activities section in the Consolidated Statement of Cash Flows.

During the quarter ended March 31, 2022, the Company identified an $87 million over-accrual in its accrued contract costs balance that related to a majority-owned, consolidated joint venture in our Principal Markets segment. This over-accrual was built up over the pre-Separation periods of January 1, 2012 to November 3, 2021, resulting in overstatements of cost of services and accrued contract costs. Although the Company concluded that such impacts were not material to any prior annual or interim period, we made an immaterial revision to portions of our 2021 Annual Report and will make immaterial revisions to prior interim periods in our subsequent Quarterly Reports on Form 10-Q. Further information regarding the revision is included in Note 19 – Revision of Prior-Period Financial Statements.

Additionally, during the three months ended March 31, 2022, the Company updated certain allocation methodologies among segments related to its measure of adjusted EBITDA, which by itself did not change the aggregate amount of adjusted EBITDA. The following discussions on segment results, cost and expenses and financial positions, as well as Note 4 – Segments, have been revised to reflect the correction for the over-accrual of accrued contract costs and to recast the segment adjusted EBITDA measures.

Within the financial statements and tables presented, certain columns and rows may not add due to the use of rounded numbers for disclosure purposes. Percentages presented are calculated from the underlying whole-dollar amounts. Certain items have been recast to conform to current-period presentation.

Segment Results

As a result of the Separation, in the fourth quarter of 2021, the Company implemented a new operating model and reporting structure resulting in four reportable segments: United States, Japan, Principal Markets and Strategic Markets. Principal Markets consists of our operations in Australia/New Zealand, Canada, France, Germany, Italy, India, Spain/Portugal and United Kingdom/Ireland. Strategic Markets consists of our operations in all other countries. In addition to this change, the measures of segment operating performance changed to revenue and adjusted EBITDA.

The following table presents our reportable segments’ revenue and adjusted EBITDA for the years ended December 31, 2021, 2020 and 2019. Segment revenue and revenue growth in constant currency exclude any transactions between the segments.

	Year Ended December 31,			Year-over-Year Change
(Dollars in millions)	2021	2020	2019	2021 vs. 2020	2020 vs. 2019
Revenue
United States	$4,805	$5,084	$5,340	(5)%	(5)%
Japan	2,923	3,042	2,929	(4)%	4%
Principal Markets	7,085	7,187	7,587	(1)%	(5)%
Strategic Markets	3,844	4,040	4,424	(5)%	(9)%
Total revenue	$18,657	$19,352	$20,279	(4)%	(5)%
Revenue growth in constant currency(1)	(5)%	(5)%
Adjusted EBITDA(1)
United States	$842	$940	$974	(10)%	(3)%
Japan	501	534	468	(6)%	14%
Principal Markets	341	375	609	(9)%	(38)%
Strategic Markets	540	488	660	11%	(26)%
Corporate and other(2)	(154)	(153)	(144)	NM	NM
Total adjusted EBITDA(1)	$2,069	$2,185	$2,566	(5)%	(15)%

NM – not meaningful

(1)    Revenue growth in constant currency and adjusted EBITDA are non-GAAP financial metrics. See the information below for definitions of these metrics and a reconciliation of adjusted EBITDA to the most directly comparable financial measure calculated and presented in accordance with GAAP.

(2)    Represents net amounts not allocated to segments

We report our financial results in accordance with GAAP. We also present certain non-GAAP financial measures to provide useful supplemental information to investors. We provide these non-GAAP financial measures as we believe it improves visibility to underlying results and the impact of management decisions on operational performance and enables better comparison to peer companies.

Revenue growth in constant currency is a non-GAAP measure that eliminates the effects of exchange rate fluctuations when translating from foreign currencies to the United States dollar. It is calculated by using the average exchange rates that existed for the same period of the prior year. Constant-currency measures are provided so that revenue can be viewed without the effect of fluctuations in currency exchange rates, which is consistent with how management evaluates our revenue results and trends.

Additionally, management uses adjusted EBITDA to evaluate our performance. Adjusted EBITDA is a non-GAAP measure and defined as net income (loss) excluding net interest expense, depreciation and amortization (excluding depreciation of right-of-use assets and amortization of capitalized contract costs), pension costs other than pension servicing costs and multi-employer plan costs, early extinguishment of debt charges, workforce rebalancing and restructuring charges, transaction-related and integration-related items, goodwill and long-lived asset impairment charges, foreign currency impacts of highly inflationary countries, significant litigation costs, stock-based compensation expense and income taxes. We believe that adjusted EBITDA is a helpful supplemental measure to assist investors in evaluating our operating results as it excludes certain items whose fluctuation from period to period does not necessarily correspond to changes in the operations of our business. We provide this non-GAAP financial measure as we believe it improves visibility to underlying results and the impact of management decisions on operational performance, enables better comparison to peer companies and allows us to provide a long-term strategic view of the business.

These disclosures are provided in addition to and not as a substitute for the percentage change in revenue and profit or loss measures on a GAAP basis compared to the corresponding period in the prior year. Other companies may calculate and define similarly labeled items differently, which may limit the usefulness of this measure for comparative purposes.

The following table provides a reconciliation of GAAP net income (loss) to adjusted EBITDA:

	Year Ended December 31,
(Dollars in millions)	2021	2020	2019
Net income (loss)	$(2,304)	$(2,007)	$(939)
Provision for income taxes	402	247	366
Workforce rebalancing charges	39	918	159
Transaction-related costs	627	21	—
Stock-based compensation expense	71	64	51
Impairment expense	469	—	—
Interest expense	64	63	76
Depreciation expense	1,300	1,445	1,469
Amortization expense	1,314	1,408	1,335
Other adjustments *	88	27	50
Adjusted EBITDA (non-GAAP)	$2,069	$2,185	$2,566

*    Other adjustments represents pension expense other than pension servicing costs and multi-employer plan costs, significant litigation costs and currency impacts of highly inflationary countries.

United States

	Year Ended December 31,		Year-over-Year
(Dollars in millions)	2021	2020	Change
Revenue	$4,805	$5,084	(5)%
Adjusted EBITDA	842	940	(10)%

For the year ended December 31, 2021, United States revenue of $4.8 billion decreased 5 percent as compared to the prior year, primarily driven by lower contract volumes due to clients pausing activities during the pandemic and our planned Separation as well as lower pricing. Adjusted EBITDA decreased $99 million from the prior year, primarily due to lower revenue, partially offset by cost reductions. For the year ended December 31, 2020, United States revenue of $5.1 billion decreased 5 percent as compared to the prior year, driven by declines across the contract portfolio and impacts from the COVID-19 pandemic. Adjusted EBITDA decreased $33 million from the prior year, driven by revenue declines which were partially offset by travel and discretionary cost reductions due to the COVID-19 pandemic as well as realizing benefits from structural actions taken in first quarter of 2020.

Japan

	Year Ended December 31,		Year-over-Year
(Dollars in millions)	2021	2020	Change
Revenue	$2,923	$3,042	(4)%
Revenue growth in constant currency	(1)%	2%
Adjusted EBITDA	501	534	(6)%

For the year ended December 31, 2021, Japan revenue of $2.9 billion decreased 4 percent as compared to the prior year. Revenue decreased primarily as a result of currency exchange rates. Adjusted EBITDA decreased $33 million from the prior year largely due to decreased revenue. For the year ended December 31, 2020, Japan revenue of $3.0 billion increased 4 percent as compared to the prior year driven by strong performance in new client contracts. Adjusted EBITDA increased $67 million from the prior year behind the strength of revenue growth mixed with lower travel and discretionary costs due to the COVID-19 pandemic.

Principal Markets

	Year Ended December 31,		Year-over-Year
(Dollars in millions)	2021	2020	Change
Revenue	$7,085	$7,187	(1)%
Revenue growth in constant currency	(6)%	(6)%
Adjusted EBITDA	341	375	(9)%

For the year ended December 31, 2021, Principal Markets revenue of $7.1 billion decreased 1 percent as compared to the prior year. Revenue decreased due to certain joint ventures not transferring to us in connection with the Separation partially offset by a favorable currency exchange rate impact of 4 points, primarily driven by the weakening of the U.S. dollar against the euro and British pound. Adjusted EBITDA decreased $34 million from the prior year, primarily due to lower revenue, partially offset by cost reductions from structural actions taken in the prior year. For the year ended December 31, 2020, Principal Markets revenue of $7.2 billion decreased 5 percent as compared to the prior year, driven by declines across the contract portfolio and impacts from the COVID-19 pandemic. Adjusted EBITDA decreased $234 million from the prior year, primarily due to revenue decline in these higher fixed-cost European countries.

Strategic Markets

	Year Ended December 31,		Year-over-Year
(Dollars in millions)	2021	2020	Change
Revenue	$3,844	$4,040	(5)%
Revenue growth in constant currency	(7)%	(7)%
Adjusted EBITDA	540	488	11%

For the year ended December 31, 2021, Strategic Markets revenue of $3.8 billion decreased 5 percent as compared to the prior year. Revenue decreased due to certain joint-ventures not transferring to us in connection with the Separation and impacts from exiting low-margin accounts, partially offset by a favorable currency exchange rate impact of 2 points, primarily driven by the weakening of the U.S. dollar against the euro. Adjusted EBITDA increased $52 million from the prior year, primarily due to exiting low-margin accounts and realizing benefits from structural actions taken in the prior year. For the year ended December 31, 2020, Strategic Markets revenue of $4.0 billion decreased 9 percent as compared to the prior year, driven primarily by strategic decisions to exit certain loss-making contracts to strengthen our go-forward profit position. Adjusted EBITDA decreased $172 million from the prior year, primarily due to lower revenue as a result of both client volumes and pause of small-deal signings after the announcement of our Separation in the higher fixed-cost European countries.

Corporate and Other

Corporate and other had an adjusted EBITDA loss of $154 million in 2021 compared to a loss of $153 million in 2020. Corporate and other had an adjusted EBITDA loss of $144 million in 2019.

Costs and Expenses

	Year Ended December 31,		Percent of Revenue		Change
(Dollars in millions)	2021	2020	2021	2020	2021 vs. 2020
Revenue	$18,657	$19,352	100.0%	100.0%	(4)%
Cost of services	16,550	17,137	88.7%	88.6%	(3)%
Selling, general and administrative expenses	2,776	2,948	14.9%	15.2%	(6)%
Workforce rebalancing charges	39	918	0.2%	4.7%	(96)%
Transaction-related costs	627	21	3.4%	0.1%	NM
Impairment expense	469	—	2.5%	—%	—%
Interest expense	64	63	0.3%	0.3%	2%
Other (income) and expense	35	25	0.2%	0.1%	40%
Income (loss) before income taxes	$(1,903)	$(1,760)			NM

NM – not meaningful

Costs of services were 88.7% of revenue in 2021 compared to 88.6% in 2020, primarily driven by the impact of revenue decrease of advisory & implementation services and price decreases embedded in certain new and renewed contracts mostly offset by benefits realized from prior-year structural actions. Selling, general and administrative expenses were 14.9% of revenue in 2021 compared to 15.2% in 2020, primarily driven by benefits realized from prior-year structural actions, partially offset by additional legal liabilities recorded in the fourth quarter of 2021. Workforce rebalancing charges arising from structural actions to enhance productivity and cost-competitiveness and to rebalance skills that result in payments to employees terminated in the ongoing course of business. Workforce rebalancing charges were 0.2% of revenue in 2021 compared to 4.7% in 2020, when the Company announced a significant workforce reduction, primarily in Europe, in the fourth quarter of 2020. Transaction-related costs were 3.4% of revenue in 2021 compared to 0.1% in 2020, primarily driven by costs related to our Separation, including legal, consulting, audit and other professional fees, information technology transition costs, and employee retention expenses. Impairment expenses were 2.5% of revenue in 2021, primarily driven by an impairment of goodwill we recorded in the fourth quarter of 2021. Interest expense was 0.3% of revenue in 2021 compared to 0.3% in 2020, and includes interest expense associated with the indebtedness we incurred in connection with our Separation. Other (income) and expenses were 0.2% of revenue in 2021 compared to 0.1% in 2020.

Transaction-related Charges

The process of completing our Separation involves significant costs and expenses. Transaction-related charges are primarily related to additional spend to establish certain standalone functions and information technology systems, professional services fees, employee retention expenses and other spend related to contract and supplier novation agreements. These costs primarily include items that are incremental and one-time in nature. Transaction-related charges totaled $627 million in 2021. Transaction-related charges recorded for the year ended December 31, 2020 and 2019 were $21 million and $0, respectively. The $498 million of transaction-related charges incurred in the periods prior to Separation had no tax effect due to the valuation allowances discussed in Note 5 – Taxes. The tax impact of the $129 million of transaction-related charges incurred post-Separation was $33 million.

Income Taxes

The Company’s consolidated provision for income taxes and effective tax rate were as follows:

	Year Ended December 31,
(Dollars in millions)	2021	2020
Provision for income taxes	$402	$247
Effective tax rate	(21.1)%	(14.0)%

In 2021 and 2020, we recorded income tax expense of $402 million and $247 million, respectively, on a pretax book loss, which resulted in a negative effective tax rate. Our 2021 income tax expense was primarily related to taxes on foreign operations generating taxable income, uncertain tax positions, and tax charges related to the transfer of Kyndryl’s operations from Parent in contemplation of the Company’s Separation from IBM.

The effective tax rate for 2021 was lower compared to 2020 due primarily to tax charges related to the transfer of Kyndryl’s operations from Parent in contemplation of the Company’s Separation and nondeductible goodwill impairment. For more information, see Note 5 – Taxes.

Financial Position

Dynamics

Cash and cash equivalents at December 31, 2021, were $2.2 billion, an increase of $2.2 billion when compared to prior year-end since Kyndryl’s cash was managed by the Parent’s centralized treasury system in 2020.

Total assets of $13.2 billion increased by $2.0 billion from December 31, 2020 predominantly driven by an increase in cash and cash equivalents of $2.2 billion driven by proceeds from debt issuances net of payment made to former Parent; an increase in accounts receivable of $835 million primarily driven by a reduction in factoring of receivables, new commercial activity with our former Parent, and receivables with the former Parent that are no longer settled immediately post-Separation; and an increase in right-of-use assets of $230 million primarily due to entering into post-Separation leases with the former Parent for spaces that are partially occupied by Kyndryl employees. These increases were partially offset by a decrease in property and equipment of $1.1 billion mainly driven by the disposal of certain properties with net book value of approximately $200 million, removal of property and equipment of approximately $300 million that were previously attributable to Kyndryl but did not transfer to Kyndryl upon Separation and depreciation outpacing capital expenditures in 2021, a decrease of goodwill of $497 million primarily due to an impairment charge of $469 million recorded in the fourth quarter of 2021 and a decrease of deferred costs of $460 million driven by lower revenue and joint ventures previously attributed to Kyndryl that did not transfer to Kyndryl upon Separation.

Total liabilities of $10.4 billion increased by $4.2 billion from December 31, 2020 primarily as a result of a $3.0 billion increase in indebtedness, an increase in value-added and income tax liabilities of $357 million because the Company’s tax liabilities were paid by the Parent through the Separation date, an increase of accounts payable of $221 million primarily due to commercial activity with our former Parent and balances owed to our former Parent that are no longer settled immediately post-Separation, an increase in right-of-use liabilities of $184 million primarily due to entering into post-Separation leases with the former Parent for spaces that are partially occupied by Kyndryl employees, and an increase in retirement and nonpension postretirement benefit obligations of $307 million driven by pension obligations transferred to Kyndryl after establishment of Kyndryl’s legal entities in the third quarter of 2021; see Note 1 – Significant Accounting Policies for more details. This was partially offset by a decrease in workforce rebalancing liabilities of $513 million driven by payments to employees. Total equity of $2.8 billion decreased $2.2 billion from year-end 2020, mainly driven by our loss from operations of $2.3 billion.

Overall pension funded status as of December 31, 2021, was 64% of estimated pension benefit obligation, an increase from 55% at year-end 2020.

Working Capital

	At December 31,
(Dollars in millions)	2021	2020
Current assets	$5,777	$2,843
Current liabilities	4,457	3,838
Working capital	$1,320	$(995)

Working capital increased $2.3 billion from the year-end 2020 position. Current assets increased $2.9 billion due to an increase of $2.2 billion in cash and cash equivalents primarily driven by proceeds from our debt issuance and an increase of $835 million in accounts receivable primarily driven by a reduction in factoring of receivables, new commercial activity with our former Parent, and receivables with the former Parent that are no longer settled immediately post-Separation. Current liabilities increased $619 million as a result of an increase in value-added and income taxes of $357 million, and an increase in accounts payable of $221 million primarily due to commercial activity with our former Parent and balances owed to our former Parent that are no longer settled immediately post-Separation.

Cash Flow

Our cash flows from operating, investing and financing activities, as reflected in the Consolidated Statement of Cash Flows are summarized in the table below.

	For the year ended December 31:
(Dollars in millions)	2021	2020
Net cash provided by (used in):
Operating activities	$(119)	$628
Investing activities	(572)	(953)
Financing activities	2,915	312
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(22)	1
Net change in cash, cash equivalents and restricted cash	$2,203	$(13)

The change in net cash used of $119 million compared to a net cash provided by operating activities of $628 million in prior year was driven by payments of workforce rebalancing liabilities of $370 million arising from restructuring actions taken by the former Parent in the fourth quarter of 2020 and cash used due to an increase in accounts receivable of $1.1 billion primarily driven by a reduction in factoring of receivables, new commercial activity with our former Parent, and receivables with the former Parent that are no longer settled immediately post-Separation; partially offset by an increase in operating liabilities and accrued costs of approximately $400 million that were established by the Company for the first time as an independent entity.

Net cash used by investing activities decreased $381 million in 2021 when compared to the prior year driven by sales of two data centers and lower capital expenditures than in 2020.

Net cash provided by financing activities increased $2.6 billion in 2021 when compared to the prior year driven by debt issuances of $3.0 billion, partially offset by a reduction in transfer from former Parent of $408 million.

Liquidity and Capital Resources

We believe that our existing cash and cash equivalents and the Revolving Credit Agreement entered into in October 2021 will be sufficient to meet our anticipated cash needs for at least the next twelve months.

Senior Unsecured Notes

In October 2021, in preparation for our Spin-off, we completed the offering of $2.4 billion in aggregate principal amount of senior unsecured fixed-rate notes as follows: $700 million aggregate principal amount of 2.05% Senior Notes due 2026, $500 million aggregate principal amount of 2.70% Senior Notes due 2028, $650 million aggregate principal amount of 3.15% Senior Notes due 2031 and $550 million aggregate principal amount of 4.10% Senior Notes due 2041 (the “Notes”). The Notes were offered and sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to non-U.S. persons in reliance on Regulation S of the Securities Act. The Notes are subject to customary affirmative covenants, negative covenants and events of default for financings of this type and are redeemable at our option in a customary manner. In connection with the issuance of the Notes, we entered into a registration rights agreement with the initial purchasers of the Notes, pursuant to which we will use commercially reasonable efforts to file and have declared effective a registration statement with respect to a registered offer to exchange each series of Notes for new notes with substantially identical terms by October 15, 2022. If the exchange offer is not completed on or before October 15, 2022, and under certain other circumstances, we are required to use commercially reasonable efforts to file and have declared effective a shelf registration statement relating to the resale of the Notes.

Term Loan and Revolving Credit Facility

In October 2021, we entered into a $500 million three-year variable rate term loan credit agreement (the “Term Loan Credit Agreement”). In November 2021, we drew down the full $500 million available under the Term Loan Credit Agreement.

In October 2021, we entered into a $3.15 billion multi-currency revolving credit agreement (the “Revolving Credit Agreement” and, together with the Term Loan Credit Agreement, the “Credit Agreements”) for our future liquidity needs. The Revolving Credit Agreement expires, unless extended, in October 2026, and the Term Loan Credit Agreement matures, unless extended, in November 2024. Interest rates on borrowings under the Credit Agreements will be based on prevailing market interest rates, plus a margin, as further described in the Credit Agreements.

The Notes and the Credit Agreements were initially guaranteed by IBM. Approximately $900 million of the net proceeds from the term loan and the sale of the Notes was transferred to IBM in conjunction with the Separation. Following the completion of the Separation, the guarantee was released, and the Notes and the Credit Agreements are no longer obligations of IBM.

We expect to be able to voluntarily prepay borrowings under the Credit Agreements without premium or penalty, subject to customary “breakage” costs. The Credit Agreements include certain customary mandatory prepayment provisions. In addition, the Credit Agreements include customary events of default and affirmative and negative covenants as well as a maintenance covenant that will require that the ratio of our indebtedness for borrowed money to consolidated EBITDA (as defined in the Credit Agreements) for any period of four consecutive fiscal quarters be no greater than 3.50 to 1.00.

Receivables Purchase Agreement

A portion of our receivables with extended payment terms were historically assigned to IBM’s Global Financing business. In connection with the assignment, these receivables were not recognized on the Company’s Consolidated Balance Sheet. In October 2021, in preparation for the Separation, we entered into a receivables purchase agreement with an unaffiliated bank with similar volumes to the amounts historically financed by IBM (the “Receivables Agreement”). Pursuant to the Receivables Agreement, we may sell at any one time, on a revolving basis, up to $1.1 billion of our trade receivables. Under the Receivables Agreement, from time to time, we sell certain customers’ trade receivables with extended payment terms at a discount on a non-recourse basis. These transactions are accounted for as sales. The initial term of the Receivables Agreement is 18 months.

Off-Balance Sheet Arrangements and Contractual Obligations

From time to time, we may enter into (i) off-balance sheet arrangements as defined by SEC Financial Reporting Release 67 (FRR-67), “Disclosure in Management’s Discussion and Analysis about Off-Balance Sheet Arrangements and Aggregate Contractual Obligations.” or (ii) purchase commitments, which we expect to use in the ordinary course of business.

At December 31, 2021, and December 31, 2020, we had no such off-balance sheet arrangements that have, or are reasonably likely to have, a material current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources. We do not have retained interests in assets transferred to unconsolidated entities or other material off-balance sheet interests or instruments.

At December 31, 2021, the Company’s material future contractual obligations were related to tax indemnifications, leases, debt and pension liabilities. See Note 5 – Taxes, Note 9 – Leases, Note 11 – Borrowings, Note 12 – Other Liabilities and Note 16 – Retirement-Related Benefits of Notes to the Company’s consolidated financial statements. Additionally, the Company uses several software and cloud partners to provides services to its customers. The majority of the Company’s purchase obligations relate to noncancelable commitments to those third parties. At December 31, 2021, we had short-term (in 2022), mid-term (in 2023 and 2024) and long-term (after 2024) purchase commitments in the amount of $0.8 billion, $1.5 billion and $1.1 billion, respectively.

Other Information

Signings

The following table presents the Company’s signings for the years ended December 31, 2021 and 2020.

	Year Ended December 31,
($ in billions)	2021	2020
Total signings	$13.5	$17.8

A significant portion of the year-over-year decline in signings was driven by large renewals of existing client contracts in the first and third quarters of 2020.

The following table presents the total contract value for the Company’s signings greater than $100 million for new and existing customers for the years ended December 31, 2021 and 2020.

	Year Ended December 31,
($ in millions)	2021	2020
New customers	$775	$1,484
Existing customers	$3,401	$6,770

We believe that the estimated values of signings provide insight into the Company’s potential future revenue and a tool to monitor trends in the business, including the business’ ability to attract new customers and sell additional scope into our existing customer base, and we believe signings are helpful information for investors. There are no third-party standards or requirements governing the calculation of signings. We define signings as an initial estimate of the value of a customer’s commitment under a contract. The calculation involves estimates and judgments to gauge the extent of a customer’s commitment, including the type and duration of the agreement and the presence of termination charges or wind-down costs. Contract extensions and increases in scope are treated as signings only to the extent of the incremental new value. Signings can vary over time due to a variety of factors including, but not limited to, the timing of signing a small number of larger outsourcing contracts. The conversion of signings into revenue may vary based on the types of services and solutions, customer decisions and other factors, which may include, but are not limited to, macroeconomic environment or external events.

Critical Accounting Estimates

The application of GAAP requires us to make estimates and assumptions about certain items and future events that directly affect our reported financial condition. The accounting estimates and assumptions discussed in this section are those that we consider to be the most critical to our financial statements. Our significant accounting policies are described in Note 1 – Significant Accounting Policies to our consolidated financial statements.

The inputs into certain of our critical accounting estimates considered the macroeconomic impacts of the ongoing COVID-19 pandemic. These estimates included but were not limited to, the allowances for credit losses, the carrying values of goodwill and intangible assets and other long-lived assets, valuation allowances for tax assets and revenue recognition. The macroeconomic impacts of the COVID-19 pandemic did not have a material impact on our critical accounting estimates reflected in our 2021 results. Given the inherent uncertainty of the magnitude of future impacts from and/or the duration of the pandemic, our estimates may change materially in future periods.

A quantitative sensitivity analysis is provided where that information is reasonably available, can be reliably estimated and provides material information to investors. The amounts used to assess sensitivity (e.g., 1 percent, 10 percent, etc.) are included to allow users of this report to understand a general effect of changes in the estimates and do not represent management’s predictions of variability. For all of these estimates, it should be noted that future events rarely develop exactly as forecasted and estimates require regular review and adjustment.

Revenue Recognition

Application of GAAP related to the measurement and recognition of revenue requires us to make judgments and estimates. Specifically, complex arrangements with nonstandard terms and conditions may require significant contract interpretation to determine the appropriate accounting, including whether promised goods and services specified in an arrangement are distinct performance obligations. In certain arrangements revenue is recognized based on progress toward completion of the performance obligation using a cost-to-cost measure of progress. The estimation of cost at completion is complex and requires us to make judgements and estimates. Other significant judgments include determining whether we are acting as the principal in a transaction and whether separate contracts should be combined and considered part of one arrangement.

Revenue recognition is also impacted by our ability to determine when a contract is probable of collection and to estimate variable consideration, including, for example, rebates, price concessions, service-level penalties and performance bonuses. We consider various factors when making these judgments, including a review of specific transactions, historical experience and market and economic conditions. Evaluations are conducted each quarter to assess the adequacy of the estimates. If the estimates were changed by 10 percent in 2021, the impact on net income would have been immaterial.

Costs to Complete Service Contracts

During the contractual period, revenue, cost and profits may be impacted by estimates of the ultimate profitability of each contract, especially contracts for which we use cost-to-cost method to measure progress. If at any time these estimates indicate the contract will be unprofitable, the entire estimated loss for the remainder of the contract is recorded immediately in cost. We perform ongoing profitability analyses of these services contracts in order to determine whether the latest estimates require updating. Key factors reviewed to estimate the future costs to complete each contract are future labor costs and product costs and expected productivity efficiencies.

Capitalization of Contract Costs

In connection with services arrangements, we incur and capitalize direct costs for transition and setup activities performed at the inception of these long-term contracts that are necessary to enable us to perform under the terms of the arrangement. These costs are capitalized and are amortized on a straight-line basis over the expected period of benefit. We perform periodic reviews to assess the recoverability of deferred contract transition and setup costs. To assess recoverability, undiscounted estimated cash flows of the contract are projected over its remaining life and compared to the carrying amount of contract-related assets, including the unamortized deferred cost balance. Such estimates require judgment and assumptions, and actual future cash flows could differ from these estimates. A significant change in an estimate or assumption on one or more contracts could have a material effect on our results of operations.

Pension Assumptions

For Company-sponsored and co-sponsored defined benefit pension plans, the measurement of the benefit obligation to plan participants and net periodic benefit cost requires the use of certain assumptions, including, among others, estimates of discount rates and expected return on plan assets.

Changes in the discount rate assumptions would impact the actuarial (gain)/loss amortization and interest cost components of the net periodic benefit cost calculation and the projected benefit obligation (PBO). If the average discount rate assumption for the non-U.S. defined benefit pension plans had increased or decreased by 25 basis points from 1.19 percent on December 31, 2021, this would not result in a material change to pretax income recognized in 2022. Further changes in the discount rate assumptions would impact the PBO which, in turn, may impact our funding decisions if the PBO exceeds plan assets. A 25 basis point increase or decrease in the discount rate would result in an approximate corresponding decrease or increase, respectively, of $85 million in the Plans’ estimated PBO and accumulated postretirement benefit obligation (APBO) based upon December 31, 2021 data.

The expected long-term return on plan assets assumption is used in calculating the net periodic benefit cost. Expected returns on plan assets are calculated based on the market-related value of plan assets, which recognizes changes in the fair value of plan assets systematically over a five-year period in the expected return on plan assets line in net periodic benefit cost. The differences between the actual return on plan assets and the expected long-term return on plan assets are recognized over five years in the expected return on plan assets line in net periodic benefit cost and also as a component of actuarial (gains)/losses, which are recognized over the service lives or life expectancy of the participants, depending on the plan, provided such amounts exceed thresholds which are based upon the benefit obligation or the value of plan assets, as provided by accounting standards.

To the extent the outlook for long-term returns changes such that management changes its expected long-term return on plan assets assumption, a 50 basis point increase or decrease in the expected long-term return on plan assets assumption would not have a material estimated decrease or increase on the following year’s pretax net periodic benefit cost (based upon plan assets at December 31, 2021 and expected contributions and benefit payments for 2022).

We may voluntarily make contributions or be required, by law, to make contributions to our pension plans. Actual results that differ from the estimates may result in more or less future funding into the pension plans than is planned by management. Impacts of these types of changes on our pension plans would vary depending upon the status of each respective plan.

In addition to the above, we evaluate other pension assumptions involving demographic factors, such as retirement age and mortality and update these assumptions to reflect experience and expectations for the future. Actual results in any given year can differ from actuarial assumptions because of economic and other factors.

For additional information on our pension plans and the development of these assumptions, see Note 16 – Retirement-Related Benefits to our consolidated financial statements.

Income Taxes

Prior to the Separation, our operations were included in the consolidated U.S. federal and certain state and local and foreign income tax returns filed by IBM. The Company also filed certain separate foreign income tax returns. For purposes of the financial statements presented on a “carve-out” basis, the income tax provisions were calculated as if we filed separate tax returns and include transactions related to our Separation attributed to us, even if the related tax liabilities were our former Parent’s responsibility.

Post-Separation, our income tax provisions are calculated based on Kyndryl’s operating footprint, as well as our tax return elections and assertions. Current income tax liabilities including amounts for unrecognized tax benefits related to our activities included in IBM’s income tax returns were deemed to be immediately settled with IBM through the Net Parent investment account in the Consolidated Balance Sheet and reflected in Net transfers from Parent in the financing activities section in the Consolidated Statement of Cash Flows. Post-Separation, liabilities related to unrecognized tax benefits for which the Company is liable are reported within the Consolidated Balance Sheet based upon tax authorities’ ability to assert the Company may be the primary obligor for historical taxes, among other factors. Significant judgment is required in determining any valuation allowance recorded against deferred tax assets. In assessing the need for a valuation allowance, management considers all available evidence for each jurisdiction including past operating results, estimates of future taxable income and the feasibility of ongoing tax planning strategies and actions. In the event that we change our determination as to the amount of deferred tax assets that can be realized, we will adjust the valuation allowance with a corresponding impact to income tax expense in the period in which such determination is made.

Prior to the Separation, the Company recorded deferred tax assets for stock-based compensation awards that result in tax deductions in the consolidated financial statements calculated using the separate return basis based on the amount of compensation cost recognized and the relevant statutory tax rates. Post-Separation, the differences between the deferred tax assets recognized for financial reporting purposes and the actual tax deduction reported on the Company’s income tax return are recorded as a benefit or expense to the provision for income taxes in the Consolidated Income Statement.

Valuation of Assets

The application of valuation and impairment accounting requires the use of significant estimates and assumptions. Impairment testing for assets, other than goodwill, requires the allocation of cash flows to those assets or group of assets and if required, an estimate of fair value for the assets or group of assets. Our estimates are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable. These valuations require the use of management’s assumptions, which would not reflect unanticipated events and circumstances that may occur. Assumptions used to perform a recoverability test are consistent with those used for goodwill impairment; see “Valuation of Goodwill” for further detail.

Valuation of Goodwill

We review goodwill for impairment annually and whenever events or changes in circumstances indicate the carrying value of goodwill may not be recoverable by first assessing qualitative factors to determine if it is more likely than not that fair value is less than carrying value. The fair values of the reporting units were determined using a discounted cash flow model. Significant assumptions inherent in the valuation methodologies include estimates of future projected business results, long-term growth rates and the weighted-average cost of capital.

We assess qualitative factors in each of our reporting units that carry goodwill including relevant events and circumstances that affect the fair value of reporting units. Examples include, but are not limited to, macroeconomic, industry and market conditions, as well as other individual factors such as:

●	A significant adverse shift in the operating environment of the reporting unit such as unanticipated competition;
●	Significant pending litigation;
●	A loss of key personnel;
●	A more-likely-than-not expectation that a reporting unit or a significant portion of a reporting unit will be sold or otherwise disposed of; and
●	An adverse action or assessment by a regulator.

We assess these qualitative factors to determine whether it is necessary to perform the quantitative goodwill impairment test. This quantitative test is required only if we conclude that it is more likely than not that a reporting unit’s fair value is less than its carrying amount. After performing the annual goodwill impairment qualitative analysis during the fourth quarter of 2021, the Company determined it was necessary to perform the quantitative goodwill impairment test.

We use an income-based approach where fair value is determined using a discounted cash flow model that requires significant judgment with respect to revenue and growth rates, based upon annual budgets and long-term strategic plans. Fair value estimates employed in our annual impairment review of goodwill involve using various assumptions. Assumptions critical to our fair value were discount rates used in determining the fair value of the reporting unit, expected revenue growth and projected EBITDA margins. These and other assumptions are impacted by economic conditions and expectations of management and may change based on different facts and circumstances. We believe the assumptions used to estimate future cash flows are reasonable, but there can be no assurance that the expected cash flows will be realized. The use of different assumptions would increase or decrease discounted cash flows or earnings projections and therefore, could change impairment determinations.

As a result of the impairment testing performed in the fourth quarter, we determined that $293 million of the goodwill balance was impaired in our legacy EMEA segment and $176 million of the goodwill was impaired in our new United States segment. As of October 1, 2021, the estimated fair value of the Strategic Markets reporting unit, which had goodwill of $176 million, exceeded its carrying amount by greater than 50 percent. Management’s cash flow projections for this reporting unit included significant judgments and assumptions relating to expected revenue growth and projected EBITDA margins. A decline in the expected revenue growth rate of 50 basis points or projected EBITDA margins of 50 basis points would not have resulted in an impairment of the Strategic Market reporting unit. See Note 10 – Intangible Assets Including Goodwill for further discussion.

Loss Contingencies

We are currently involved in various claims and legal proceedings. At least quarterly, we review the status of each significant matter and assess our potential financial exposure. If the potential loss from any claim or legal proceeding is considered probable and the amount can be reasonably estimated, we accrue a liability for the estimated loss. Significant judgment is required in both the determination of probability and the determination as to whether an exposure is reasonably estimable. Because of uncertainties related to these matters, accruals are based only on the best information available at the time. As additional information becomes available, we reassess the potential liability related to our pending claims and litigation and may revise our estimates. These revisions in the estimates of the potential liabilities could have a material impact on our results of operations and financial position.

Cybersecurity

While cybersecurity risk can never be completely eliminated, our approach draws on the depth and breadth of our global capabilities, both in terms of our offerings to clients and our internal approaches to risk management. In cooperation with partners, we offer commercial security solutions that deliver capabilities in areas such as identity and access management, data security, application security, network security and endpoint security. These solutions include pervasive encryption, threat intelligence, analytics, cognitive and artificial intelligence and forensic capabilities that analyze client security events, yielding insights about attacks, threats and vulnerabilities facing the client. We also offer professional consulting and technical services solutions for security from assessment and incident response to deployment and resource augmentation. In addition, we offer managed and outsourced security solutions from multiple security operations centers around the world. Finally, security is embedded in a multitude of our offerings through secure engineering and operations and by critical functions (e.g., encryption, access control) in servers, storage, software, services and other solutions.

From an enterprise perspective, we implement a multi-faceted risk-management approach based on the National Institute of Standards and Technology Cybersecurity Framework to identify and address cybersecurity risks. In addition, we have established policies and procedures that provide the foundation upon which our infrastructure and data are managed. We regularly assess and adjust our technical controls and methods to identify and mitigate emerging cybersecurity risks. We use a layered approach with overlapping controls to defend against cybersecurity attacks and threats on networks, end-user devices, servers, applications, data and cloud solutions. We also have threat intelligence and security monitoring programs, as well as a global incident response process to respond to cybersecurity threats and attacks. In addition, we utilize a combination of online training, educational tools, videos and other awareness initiatives to foster a culture of security awareness and responsibility among our workforce.

Cautionary Note Regarding Forward-Looking Statements

This report contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this report, including statements concerning the Company’s plans, objectives, goals, beliefs, business strategies, future events, business condition, results of operations, financial position, business outlook and business trends and other non-historical statements in this report are forward-looking statements. Such forward-looking statements often contain words such as “will,” “anticipate,” “predict,” “project,” “contemplate,” “plan,” “forecast,” “estimate,” “expect,” “intend,” “target,” “may,” “should,” “would,” “could,” “seek,” “aim” and other similar words or expressions or the negative thereof or other variations thereon. Forward-looking statements are based on the Company’s current assumptions and beliefs regarding future business and financial performance. The Company’s actual business, financial condition or results of operations may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties which include, among others:

●	risks related to the Company’s recent Spin-off from IBM;
●	failure to attract new customers, retain existing customers or sell additional services to customers;
●	technological developments and the Company’s response to such developments;
●	failure to meet growth and productivity objectives;
●	competition;
●	impacts of relationships with critical suppliers;
●	inability to attract and retain key personnel and other skilled employees;
●	impact of local legal, economic, political, health and other conditions, including the COVID-19 pandemic;
●	a downturn in economic environment and customer spending budgets;
●	damage to the Company’s reputation;
●	inability to accurately estimate the cost of services and the timeline for completion of contracts;
●	service delivery issues;
●	the Company’s ability to successfully manage acquisitions, alliances and dispositions, including integration challenges, failure to achieve objectives, the assumption of liabilities and higher debt levels;
●	the impact of our business with government customers;
●	failure of the Company’s intellectual property rights to prevent competitive offerings and the failure of the Company to obtain necessary licenses;
●	risks relating to cybersecurity and data privacy;
●	adverse effects from tax matters and environmental matters;
●	legal proceedings and investigatory risks;
●	impact of changes in market liquidity conditions and customer credit risk on receivables;
●	the Company’s pension plans;
●	the impact of foreign currency fluctuations; and
●	risks related to the Company’s common stock and the securities market.

Additional risks and uncertainties include, among others, those risks and uncertainties described in the “Risk Factors” section of this report, as such factors may be updated from time to time in the Company’s periodic filings with the SEC. Any forward-looking statement in this report speaks only as of the date on which it is made. Except as required by law, the Company assumes no obligation to update or revise any forward-looking statements.

Item 7A. Quantitative and Qualitative Disclosures About Market Risk:

Currency Rate Fluctuations

Changes in the relative values of non-U.S. currencies to the U.S. dollar affect our financial results and financial position. At December 31, 2021, currency changes resulted in assets and liabilities denominated in local currencies being translated into more dollars than at year-end 2020. During periods of sustained movements in currency, the marketplace and competition adjust to the changing rates. Large changes in currency exchange rates relative to our functional currencies could increase the costs of our services to customers relative to local competitors, thereby causing us to lose existing or potential customers. Currency movements impacted our year-to-year revenue growth. Based on the currency rate movements in 2021, total revenue decreased 4 percent as reported and 5 percent in constant currency versus 2020. For non-U.S. subsidiaries and branches that operate in U.S. dollars or whose economic environment is highly inflationary, translation adjustments are reflected in results of operations. Generally, we manage currency risk in these entities by linking prices and contracts to U.S. dollars.

Market Risk

In the normal course of business, our financial position is routinely subject to a variety of risks. In addition to the market risk associated with non-U.S. dollar denominated assets and liabilities, another example of risk is the collectability of accounts receivable. We regularly assess these risks and have established policies and business practices to protect against the adverse effects of these and other potential exposures. As a result, we do not anticipate any material losses from these risks.

To meet disclosure requirements, we perform a sensitivity analysis to determine the effects that market risk exposures may have on the fair values of our financial assets. The financial instruments that are included in the sensitivity analysis are comprised of our cash and cash equivalents and short-term and long-term debt.

To perform the sensitivity analysis, we assess the risk of loss in fair values from the effect of hypothetical changes in interest rates and currency exchange rates on market-sensitive instruments. The market values for interest and currency exchange risk are computed based on the present value of future cash flows as affected by the changes in rates that are attributable to the market risk being measured. The discount rates used for the present value computations were selected based on market interest and foreign currency exchange rates in effect at December 31, 2021 and 2020. The differences in this comparison are the hypothetical losses associated with each type of risk.

Information provided by the sensitivity analysis does not necessarily represent the actual changes in fair value that we would incur under normal market conditions because, due to practical limitations, all variables other than the specific market risk factor are held constant. In addition, the results of the model are constrained by the fact that certain items are specifically excluded from the analysis, while the financial instruments relating to the financing or hedging of those items are included by definition.

The results of the sensitivity analysis at December 31, 2021 and 2020 are as follows:

Interest Rate Risk

A hypothetical 10 percent adverse change in the levels of interest rates, with all other variables held constant, would result in a $21 million and a $2 million impact in the fair value of our financial instruments at December 31, 2021 and 2020, respectively.

Currency Exchange Rate Risk

A hypothetical 10 percent adverse change in the levels of currency exchange rates relative to the U.S. dollar, with all other variables held constant, would result in a $188 million and a $19 million impact in the fair value of our financial instruments at December 31, 2021 and 2020, respectively.

Item 8. Financial Statements and Supplementary Data:

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Kyndryl Holdings, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Kyndryl Holdings, Inc. and its subsidiaries (the “Company”) as of December 31, 2021 and 2020, and the related consolidated income statements, statements of comprehensive income (loss), statements of equity and statements of cash flows for each of the three years in the period ended December 31, 2021, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and December 31, 2020, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that (i) relates to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Reporting Unit Goodwill Impairment Assessment

As described in Note 10 to the consolidated financial statements, the Company’s goodwill balance was $732 million as of December 31, 2021 including $176 million associated with the Strategic Markets reporting unit (the “Reporting Unit”). Goodwill is reviewed for impairment annually, or whenever events or changes in circumstances indicate that the carrying value of goodwill may not be recoverable. In the fourth quarter of 2021, management reviewed its goodwill balances for impairment. Fair value is determined by management using a discounted cash flow model, which requires significant judgments and assumptions relating to discount rates, expected revenue growth, and projected EBITDA margins.

The principal considerations for our determination that performing procedures relating to the goodwill impairment assessment for the Reporting Unit is a critical audit matter are (i) the significant judgment by management when developing the fair value of the Reporting Unit; (ii) a high degree of auditor judgment, subjectivity, and effort in performing procedures and evaluating management’s significant assumptions related to the expected revenue growth and projected EBITDA margins; and (iii) the audit effort involved the use of professionals with specialized skill and knowledge.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included, among others, (i) testing management's process for developing the fair value estimate of the Reporting Unit, (ii) evaluating the appropriateness of the discounted cash flow model; (iii) testing the completeness and accuracy of underlying data used in the model; and (iv) evaluating the reasonableness of the significant assumptions used by management related to the expected revenue growth and projected EBITDA margins. Evaluating management’s assumptions related to the expected revenue growth and projected EBITDA margins involved evaluating whether the assumptions used by management were reasonable considering (i) the current and past performance of the Reporting Unit; (ii) the consistency with external market and industry data; and (iii) whether these assumptions were consistent with evidence obtained in other areas of the audit. Professionals with specialized skill and knowledge were used to assist in the evaluation of the Company’s discounted cash flow model.

/s/ PricewaterhouseCoopers LLP

New York, New York

March 10, 2022, except for the change in measure of segment operating performance discussed in Note 4 and the effects of the revision discussed in Note 19 to the consolidated financial statements, as to which the date is May 26, 2022

We have served as the Company's auditor since 2020.

KYNDRYL HOLDINGS, INC.

CONSOLIDATED INCOME STATEMENT

(In millions, except per share amounts)

		Year Ended December 31,
	Notes	2021	2020	2019
Revenues *	3	$18,657	$19,352	$20,279

Cost of services **	3	$16,550	$17,137	$17,676
Selling, general and administrative expenses		2,776	2,948	2,970
Workforce rebalancing charges		39	918	159
Transaction-related costs		627	21	—
Impairment expense	10	469	—	—
Interest expense	11	64	63	76
Other (income) and expense		35	25	(29)
Total costs and expenses		$20,560	$21,112	$20,852

Income (loss) before income taxes		$(1,903)	$(1,760)	$(573)
Provision for income taxes	5	$402	$247	$366
Net income (loss)		$(2,304)	$(2,007)	$(939)

Basic earnings (loss) per share	6	$(10.28)	$(8.96)	$(4.19)
Diluted earnings (loss) per share		(10.28)	(8.96)	(4.19)

Weighted-average basic shares outstanding	6	224.1	224.1	224.1
Weighted-average diluted shares outstanding		224.1	224.1	224.1

* Including related-party revenue of $704 in 2021, $645 in 2020 and $613 in 2019

** Including related-party cost of service of $3,979 in 2021, $3,767 in 2020 and $3,592 in 2019

The accompanying notes are an integral part of the financial statements.

KYNDRYL HOLDINGS, INC.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME (LOSS)

(Dollars in millions)

	Year Ended December 31,
	2021	2020	2019
Net income (loss)	$(2,304)	$(2,007)	$(939)
Other comprehensive income (loss), before tax:
Foreign currency translation adjustments	194	129	11
Unrealized gains (losses) on cash flow hedges:
Unrealized gains (losses) arising during the period	4	—	—
Reclassification of (gains) losses to net income	(1)	—	—
Total unrealized gains (losses) on cash flow hedges	3	—	—
Retirement-related benefit plans:
Prior service costs (credits)	1	—	(1)
Net (losses) gains arising during the period	72	(41)	(84)
Curtailments and settlements	3	—	—
Amortization of prior service (credits) costs	—	(1)	—
Amortization of net (gains) losses	51	36	27
Total retirement-related benefit plans	127	(6)	(57)
Other comprehensive income (loss), before tax	324	123	(46)
Income tax (expense) benefit related to items of other comprehensive income (loss)	(33)	2	18
Other comprehensive income (loss), net of tax	292	125	(28)
Total comprehensive income (loss)	$(2,013)	$(1,883)	$(967)

The accompanying notes are an integral part of the financial statements.

KYNDRYL HOLDINGS, INC.

CONSOLIDATED BALANCE SHEET

(In millions, except per share amounts)

		December 31,
	Notes	2021	2020
Assets:
Current assets:
Cash and cash equivalents		$2,223	$24
Restricted cash		17	14
Accounts receivable (net of allowances of $44 in 2021 and $91 in 2020)*		2,279	1,444
Deferred costs	3	920	1,205
Prepaid expenses and other current assets		337	157
Total current assets		$5,777	$2,843

Property and equipment, net	8	$2,923	$3,991
Operating right-of-use assets, net	9	1,361	1,131
Deferred costs	3	1,265	1,441
Deferred taxes	5	675	424
Goodwill	10	732	1,230
Intangible assets, net	10	36	60
Pension assets		58	1
Other assets		385	85
Total assets		$13,213	$11,205

Liabilities:
Current liabilities:
Accounts payable**		$1,140	$919
Value-added tax and income tax liabilities		357	—
Short-term debt	11	105	69
Accrued compensation and benefits		381	350
Deferred income (current portion)	3	872	854
Operating lease liabilities (current portion)	8	360	333
Accrued contract costs		498	440
Other accrued expenses and liabilities	12	744	874
Total current liabilities		$4,457	$3,838

Long-term debt	11	$3,128	$140
Retirement and nonpension postretirement benefit obligations	16	856	550
Deferred income (noncurrent portion)	3	475	543
Operating lease liabilities (noncurrent portion)	9	1,007	850
Other liabilities	12	522	300
Total liabilities		$10,446	$6,220
Commitments and contingencies	13

Equity:
Stockholders’ equity	14
Net Parent investment		—	6,023
Common stock, par value $0.01 per share, and additional paid-in capital (1,000.0 shares authorized, 224.2 shares issued)		4,284	—
Accumulated deficit		(375)	—
Treasury stock, at cost (shares: 2021 - 0.0)		(1)	—
Accumulated other comprehensive income (loss)		(1,143)	(1,096)
Total stockholders’ equity before noncontrolling interests		$2,765	$4,927
Noncontrolling interests		3	58
Total equity		$2,767	$4,985
Total liabilities and equity		$13,213	$11,205

* Including related-party accounts receivable of $373 at December 31, 2021

** Including related-party accounts payable of $733 at December 31, 2021

The accompanying notes are an integral part of the financial statements.

KYNDRYL HOLDINGS, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in millions)

	Year Ended December 31,
	2021	2020	2019
Cash flows from operating activities:
Net income (loss)	$(2,304)	$(2,007)	$(939)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization
Depreciation of property and equipment	1,300	1,445	1,469
Depreciation of right-of-use assets	327	424	429
Amortization of transition costs and prepaid software	1,278	1,379	1,305
Amortization of capitalized contract costs	563	683	803
Amortization of intangible assets	37	29	29
Goodwill impairment	469	—	—
Stock-based compensation	71	64	51
Deferred taxes	(401)	(52)	(33)
Net (gain) loss on asset sales and other	11	4	1
Change in operating assets and liabilities:
Deferred costs (excluding amortization)	(1,618)	(1,917)	(1,802)
Right-of-use assets and liabilities (excluding depreciation)	(374)	(372)	(418)
Workforce rebalancing liabilities	(341)	560	27
Receivables	(1,076)	387	23
Accounts payable	125	70	33
Taxes (including items settled with Parent)	994	299	399
Other assets and other liabilities	822	(365)	(244)
Net cash provided by (used in) operating activities	$(119)	$628	$1,134

Cash flows from investing activities:
Payments for property and equipment	$(752)	$(1,036)	$(1,190)
Proceeds from disposition of property and equipment	194	84	63
Other investing activities, net	(14)	(1)	(2)
Net cash used in investing activities	$(572)	$(953)	$(1,128)

Cash flows from financing activities:
Debt repayments	$(91)	$(66)	$(18)
Proceeds from issuance of debt, net of debt issuance costs	3,038	—	—
Net transfers (to) from Parent	(30)	377	18
Common stock repurchases for tax withholdings	(1)	—	—
Net cash provided by financing activities	$2,915	$312	$(0)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	$(22)	$1	$(1)
Net change in cash, cash equivalents and restricted cash	$2,203	$(13)	$5

Cash, cash equivalents and restricted cash at January 1	$38	$50	$46
Cash, cash equivalents and restricted cash at December 31	$2,240	$38	$50

Supplemental data
Income taxes paid, net of refunds received	$12	$—	$—
Interest paid on debt	$2	$—	$—

The accompanying notes are an integral part of the financial statements.

KYNDRYL HOLDINGS, INC.

CONSOLIDATED STATEMENT OF EQUITY

(In millions)

	Common Stock and			Accumulated
	Additional		Net	Other			Non-
	Paid-In Capital		Parent	Comprehensive	Treasury	Accumulated	Controlling	Total
	Shares	Amount	Investment	Income (Loss)	Stock	Deficit	Interests	Equity
Equity – January 1, 2019	—	$—	$7,499	$(1,193)	$—	$—	$52	$6,358
Net income (loss)			(939)					(939)
Other comprehensive income (loss), net of tax				(28)				(28)
Net transfers from Parent			598					598
Changes in non-controlling interests							4	4
Equity – December 31, 2019	—	$—	$7,159	$(1,221)	$—	$—	$56	$5,994

	Common Stock and			Accumulated
	Additional		Net	Other			Non-
	Paid-In Capital		Parent	Comprehensive	Treasury	Accumulated	Controlling	Total
	Shares	Amount	Investment	Income (Loss)	Stock	Deficit	Interests	Equity
Equity – January 1, 2020	—	$—	$7,159	$(1,221)	$—	$—	$56	$5,994
Net income (loss)			(2,007)					(2,007)
Other comprehensive income (loss), net of tax				125				125
Net transfers from Parent			872					872
Changes in non-controlling interests							2	2
Equity – December 31, 2020	—	$—	$6,023	$(1,096)	$—	$—	$58	$4,985

	Common Stock and			Accumulated
	Additional		Net	Other			Non-
	Paid-In Capital		Parent	Comprehensive	Treasury	Accumulated	Controlling	Total
	Shares	Amount	Investment	Income (Loss)	Stock	Deficit	Interests	Equity
Equity - January 1, 2021	—	$—	$6,023	$(1,096)	$—	$—	$58	$4,985
Net income (loss)			(1,929)			(375)		(2,304)
Other comprehensive income (loss), net of tax				292				292
Issuance of common stock and reclassification of net transfers from Parent	224.1	4,271	(4,095)	(339)				(163)
Common stock issued under employee plans	0.1	13						13
Purchases of treasury stock	0.0				(1)			(1)
Changes in non-controlling interests							(56)	(56)
Equity - December 31, 2021	224.2	$4,284	$—	$(1,143)	$(1)	$(375)	$3	$2,767

The accompanying notes are an integral part of the financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES

Kyndryl’s Spin-off

Kyndryl Holdings, Inc. (“we”, “the Company” or “Kyndryl”) is a leading technology services company and the largest infrastructure services provider in the world, serving as a partner to more than 4,000 customers whose operations span over 100 countries. Prior to November 3, 2021, the Company was wholly owned by International Business Machines Corporation (“IBM”, “Parent” or “former Parent”).

In October 2021, the Board of Directors of IBM approved the spin-off (the “Separation” or the “Spin-off”) of the infrastructure services unit (the “Kyndryl Businesses”) of its Global Technology Services (“GTS”) segment through the distribution of shares of Kyndryl’s common stock to IBM stockholders. In conjunction with the Distribution, Kyndryl underwent an internal reorganization following which it became the holder, directly or through its subsidiaries, of the Kyndryl Businesses. On October 12, 2021, Kyndryl’s registration statement on Form 10, as amended, was declared effective by the US Securities and Exchange Commission (“SEC”). On November 3, 2021, the Separation was achieved through the Parent’s pro rata distribution of 80.1% of the shares of common stock of Kyndryl to holders of the Parent’s common stock as of the close of business on the record date of October 25, 2021. The Parent retained 19.9% of the shares of the Company’s common stock. The Parent’s stockholders of record received one share of the Company’s common stock for every five shares of the Parent’s common stock.

Description of Business

Our purpose is to design, build and manage secure and responsive private, public and multicloud environments to accelerate our customers’ digital transformations. We have a long track record of helping enterprises navigate major technological changes, particularly by enabling our customers to focus on the core aspects of their businesses during these shifts while trusting us with their most critical systems.

We provide engineering talent, operating paradigms and insights derived from our data around IT patterns. This enables us to deliver advisory, implementation and managed services at scale across technology infrastructures that allow our customers to de-risk and realize the full value of their digital transformations. We do this while embracing new technologies and solutions and continually expanding our skills and capabilities, as we help advance the vital systems that power progress for our customers. We deliver transformation and secure cloud services capabilities, insights and depth of expertise to modernize and manage IT environments based on our customers’ unique patterns of transformation at scale. We offer services across domains such as cloud services, core enterprise and zCloud services, applications, data and artificial intelligence services, digital workplace services, security and resiliency services and network and edge services as we continue to support our customers through technological change. Our services enable us to modernize and manage cloud and on-premise environments as “one” for our customers, enabling them to scale seamlessly. To deliver these services, we rely on our global team of skilled practitioners, consisting of approximately 90,000 professionals.

Basis of Presentation

We prepare our consolidated financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”), which requires us to make estimates and assumptions that impact the amounts reported and disclosed in our consolidated financial statements and the accompanying notes. We prepared these estimates based on the most current and best available information, but actual results could differ materially from these estimates and assumptions, particularly in light of the continuing COVID-19 pandemic. COVID-19 has had and we expect will continue to have, significant effects on economic activity, on demand for our services and on our results of operations in 2022.

The financial statements and footnotes for the annual periods ending December 31, 2020 and 2019 and the period from January 1 through November 3, 2021 (the “pre-Separation periods”) reflect allocations of certain IBM corporate, infrastructure and shared services expenses using a variety of allocation methodologies that are appropriate for the type of allocated expense. Where possible, these charges were allocated based on direct usage, with the remainder allocated on a pro rata basis of headcount, gross profit, asset or other allocation methodologies that are considered to be a reasonable reflection of the utilization of services provided or the benefit received by Kyndryl during the periods presented.

The Consolidated Balance Sheet of the Company for the pre-Separation periods includes assets and liabilities of IBM that are specifically identifiable or otherwise attributable to the Company, including subsidiaries and/or joint ventures (“JVs”) conducting managed infrastructure services business in which IBM had a controlling financial interest or was the primary beneficiary. Certain of these subsidiaries and JVs were historically managed by IBM’s GTS segment but not transferred to Kyndryl in conjunction with the Separation. The JVs’ balance sheet balances, revenues, costs, expenses and cash flow activities were recorded in the consolidated financial statements during the pre-Separation periods. The JVs’ balance sheet amounts were settled through Net Parent investment on the Separation date, and their business activities were no longer recorded in the Consolidated Income Statement and Consolidated Statement of Cash Flow after the Separation date.

Cash and cash equivalents held by IBM at the corporate level during the pre-Separation periods were not attributable to the Company for any of the periods presented due to IBM’s centralized approach to cash management and the financing of its operations. Only cash amounts specifically held by Kyndryl are reflected in the Consolidated Balance Sheet. IBM’s debt was not attributed to the Company for any of the periods presented because IBM’s borrowings are not the legal obligation of Kyndryl. The only third-party debt obligations included in the consolidated financial statements are those for which the legal obligor is a legal entity of Kyndryl. Interest expense for the pre-Separation periods in the Consolidated Income Statement reflects the allocation of interest on borrowing and funding related activity associated with the portion of IBM’s borrowings where the proceeds benefited us.

Transfers of cash, both to and from IBM’s centralized cash management system prior to Separation, are reflected as a component of Net Parent investment in the Consolidated Balance Sheet and as financing activities in the accompanying Consolidated Statement of Cash Flows. In addition, Net Parent investment in the Consolidated Balance Sheet represents the accumulation of the Company’s net income (loss) over time and net non-trade intercompany transactions between Kyndryl and IBM (for example, investments from IBM or distributions to IBM).

As a result of the allocations and carve-out methodologies used to prepare the consolidated financial statements for the pre-Separation periods, the results may not be indicative of the Company’s future performance, and may not reflect the results of operations, financial position and cash flows Kyndryl would have achieved if it had been a separate, standalone company during the pre-Separation periods.

The income tax provision included in these consolidated financial statements for the pre-Separation periods was calculated using the separate return basis, as if Kyndryl filed separate tax returns. The calculation of income taxes on a hypothetical separate return basis requires a considerable amount of judgment and use of both estimates and allocations; pre-Separation current and deferred taxes may not be reflective of the actual tax balances subsequent to the Separation. Current income tax liabilities including amounts for unrecognized tax benefits related to Kyndryl’s activities included in the Parent’s income tax returns were assumed to be immediately settled with Parent through the Net Parent investment account in the Consolidated Balance Sheet and reflected in Net transfers from Parent in the Consolidated Statement of Cash Flows during these periods.

Certain items have been recast to conform to current period presentation.

Consolidation

For the pre-Separation periods, the accompanying financial statements of Kyndryl were derived from the consolidated financial statements and accounting records of the Parent as if the Company operated on a standalone basis during the periods presented and were prepared in accordance with U.S. GAAP and pursuant to the rules and regulations of the SEC. Historically, the Company consisted of the managed infrastructure services unit of the Parent’s Global Technology Services segment and did not operate as a separate standalone company. Accordingly, the Parent had reported the financial position and results of operations, cash flows and changes in equity of the Company in the Parent’s consolidated financial statements.

All significant intercompany transactions during the pre-Separation periods between Kyndryl and IBM have been included in the consolidated financial statements. Intercompany transactions between Kyndryl and IBM are considered to be effectively settled in the consolidated financial statements at the time the transaction is recorded. The total net effect of the settlement of these intercompany transactions is reflected as Net transfers from Parent in the financing activities section in the Consolidated Statement of Cash Flows and in the Consolidated Balance Sheet within Net Parent investment.

After the Separation on November 3, 2021, the Company’s financial statements for the periods from November 4, 2021, through December 31, 2021, are consolidated financial statements based on our reported results as a standalone company. All significant transactions and accounts within Kyndryl were eliminated. All significant intercompany transactions between IBM and Kyndryl prior to the Separation were included within Net Parent investment on the accompanying Consolidated Financial Statements.

Within the financial statements and tables presented, certain columns and rows may not add due to the use of rounded numbers for disclosure purposes. Percentages presented are calculated from the underlying whole-dollar amounts. Certain items have been recast to conform to current-period presentation. Dollars are in millions except where otherwise noted.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts that are reported in the consolidated financial statements and accompanying disclosures. Estimates are used in determining the allocation of costs and expenses from IBM and are used in determining the following, among others: revenue, costs to complete service contracts, income taxes, pension assumptions, valuation of assets including goodwill and intangible assets, the depreciable and amortizable lives of other long-lived assets, loss contingencies, allowance for credit losses, deferred transition costs and other matters. These estimates are based on management’s knowledge of current events, historical experience and actions that the Company may undertake in the future and on various other assumptions that are believed to be reasonable under the circumstances, including the macroeconomic impacts of the COVID-19 pandemic (beginning in 2020). Actual results may be different from these estimates.

Revenue

The Company accounts for a contract with a client when it has written approval, the contract is committed, the rights of the parties, including payment terms, are identified, the contract has commercial substance and consideration is probable of collection.

Revenue is recognized when, or as, control of a promised service or product transfers to a client, in an amount that reflects the consideration to which the Company expects to be entitled in exchange for transferring those products or services. If the consideration promised in a contract includes a variable amount, the Company estimates the amount to which it expects to be entitled using either the expected value or most likely amount method. The Company’s contracts may include terms that could cause variability in the transaction price, including, for example, rebates, volume discounts, service-level penalties and performance bonuses or other forms of variable consideration. In certain rare circumstances, if we grant the customer the right to return a product and receive a full or partial credit or refund of any consideration paid, the Company (i) recognizes revenue for the transferred products in the amount of consideration to which it expects to be entitled, (ii) records a refund liability and (iii) recognizes an asset for its right to recover products from customers on settling the refund liability.

The Company only includes estimated amounts in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved. The Company may not be able to reliably estimate variable consideration in certain long-term arrangements due to uncertainties that are not expected to be resolved for a long period of time or when the Company’s experience with similar types of contracts is limited. Changes in estimates of variable consideration are included in Note 3 – Revenue Recognition.

The Company’s standard billing terms are that payment is due upon receipt of invoice, payable within 30 days. Invoices are generally issued as services are rendered and/or as control transfers, either at monthly or quarterly intervals or upon achievement of contractual milestones. In some services contracts, the Company bills the client prior to recognizing revenue from performing the services. In these cases, deferred income is presented in the Consolidated Balance Sheet. In other services contracts, the Company performs the services prior to billing the client. When the Company performs services prior to billing the client, the right to consideration is typically subject to milestone completion or client acceptance and the amount is recorded as a contract asset. Contract assets are generally classified as current and are recorded on a net basis with deferred income (i.e., contract liabilities) at the contract level. Refer to Note 3 – Revenue Recognition for contract assets for the periods presented.

Contract assets are included in prepaid expenses and other current assets in the Consolidated Balance Sheet. The unconditional unbilled accounts receivable of $454 million and $358 million at December 31, 2021 and 2020, respectively, is included in accounts receivable in the Consolidated Balance Sheet.

Additionally, in determining the transaction price, the Company would adjust the promised amount of consideration for the effects of the time value of money if the billing terms are not standard and the timing of payments agreed to by the parties to the contract provide the client or the Company with a significant benefit of financing, in which case the contract contains a significant financing component. As a practical expedient, the Company does not account for significant financing components if the period between when the Company transfers the promised product or service to the client and when the client pays for that product or service will be one year or less.

The Company may include subcontractor services or Original Equipment Manufacturer (OEM) hardware and/or OEM software components in certain integrated services arrangements. In these types of arrangements, revenue from sales of OEM hardware and/or OEM software components or services is recorded net of costs when the Company is acting as an agent between the client and the vendor and gross when the Company is the principal for the transaction. To determine whether the Company is an agent or principal, the Company considers whether it obtains control of the products or services before they are transferred to the customer. In making this evaluation, several factors are considered, most notably whether the Company has primary responsibility for fulfillment to the client, as well as inventory risk and pricing discretion.

The Company reports revenue net of any revenue-based taxes assessed by governmental authorities that are imposed on and concurrent with specific revenue-producing transactions.

Performance Obligations

The Company’s capabilities as an infrastructure services company include offerings that often encompass multiple types of services and may integrate various OEM hardware and/or OEM software components. When an arrangement contains multiple distinct performance obligations, revenue follows the specific revenue recognition policies for each performance obligation, depending on the type of offering. The Company determines if the products or services are distinct and allocates the consideration to each distinct performance obligation on a relative standalone selling price basis. When products and services are not distinct, the Company determines an appropriate measure of progress based on the nature of its overall promise for the single performance obligation.

The revenue policies below are applied to each performance obligation, as applicable.

Standalone Selling Price

The Company allocates the transaction price to each performance obligation on a relative standalone selling price basis. The standalone selling price (SSP) is the price at which the Company would sell a promised product or service separately to a client. The Company establishes SSP based on management’s estimated selling price or observable prices of products or services sold separately in comparable circumstances to similar clients. For OEM hardware and/or OEM software components, the Company is able to establish SSP based on the cost from the vendor. The Company reassesses SSP ranges on a periodic basis or when facts and circumstances change.

In certain instances, the Company may not be able to establish a SSP range based on observable prices and the Company estimates SSP. The Company estimates SSP by considering multiple factors including, but not limited to, overall market conditions, including geographic or regional specific factors, competitive positioning, competitor actions, internal costs, profit objectives and pricing practices. Estimating SSP is a formal process that includes review and approval by the Company’s management.

Nature of Products and Services

The Company delivers transformation and secure cloud services capabilities, insights and depth of expertise to modernize and manage IT environments based on its customers’ unique patterns of transformation at scale. The Company offers services such as cloud managed services, data services, security and resiliency services, enterprise infrastructure services, digital workplace services, network services, managed Independent Software Vendor services and distributed cloud services to support its customers through technological change. Many of these services can be delivered entirely or partially through cloud or as-a-service delivery models. The Company’s services are provided on a time-and-material basis, as a fixed-price contract or as a fixed-price-per-measure-of-output contract, and the contract terms range from less than one year to over 10 years. The Company typically satisfies the performance obligation and recognizes revenue over time in services arrangements because the client simultaneously receives and consumes the benefits provided as the Company performs the services.

In outsourcing, other managed services, application management and other cloud-based services arrangements, the Company determines whether the services performed during the initial phases of the arrangement, such as setup activities, are distinct. In most cases, the arrangement is a single performance obligation comprised of a series of distinct services that are substantially the same and that have the same pattern of transfer (i.e., distinct days of service). The Company applies a measure of progress (typically time-based) to any fixed consideration and allocates variable consideration to the distinct periods of service based on usage. As a result, revenue is generally recognized over the period the services are provided on a usage basis. This results in revenue recognition that corresponds with the value to the client of the services transferred to date relative to the remaining services promised.

Revenue from time-and-material contracts is recognized on an output basis as labor hours are delivered and/or direct expenses are incurred. Revenue from as-a-service type contracts is recognized either on a straight-line basis or on a usage basis, depending on the terms of the arrangement (such as whether the Company is standing ready to perform or whether the contract has usage-based metrics). If an as-a-service contract includes setup activities, those promises in the arrangement are evaluated to determine if they are distinct.

In design and build arrangements, revenue is recognized based on progress toward completion of the performance obligation using a cost-to-cost measure of progress (e.g., labor costs incurred to date as a percentage of the total estimated labor costs to fulfill the contract). The estimation of cost at completion is complex, subject to many variables and requires significant judgment. Changes in original estimates are reflected in revenue on a cumulative catch-up basis in the period in which the circumstances that gave rise to the revision become known by the Company. Refer to Note 3 – Revenue Recognition for the amount of revenue recognized in the reporting period on a cumulative catch-up basis (i.e., from performance obligations satisfied, or partially satisfied, in previous periods).

The Company performs ongoing profitability analyses of its design and build services contracts accounted for using a cost-to-cost measure of progress to determine whether the latest estimates of revenues, costs and profits require updating. If at any time these estimates indicate that the contract will be unprofitable, the entire estimated loss for the remainder of the contract is recorded immediately. For other types of services contracts, any losses are recorded as incurred.

The Company’s services offerings may include the integration and/or sale of OEM hardware and/or software components. Contracts that include hardware and/or software components are evaluated to determine if they are distinct performance obligations as discussed in “Performance Obligations” above. Further, the Company assesses contracts with customers to determine whether an embedded lease arrangement exists. A contract with a customer includes an embedded lease when the Company grants the customer a right to control the use of an identified asset for a period of time in exchange for consideration. Generally, the hardware or software utilized in outsourcing, managed services, application management and other cloud-based services arrangements are not distinct and do not meet the criteria to be considered an embedded lease. As a result, revenue is generally recognized over time, consistent with the services provided to the customer.

For distinct OEM hardware sales, revenue is recognized when control has transferred to the customer which typically occurs when the hardware has been shipped to the client, risk of loss has transferred to the client and the Company has a present right to payment for the hardware.

Arrangements that include a license to the software are determined to have distinct software components. To meet this criterion, the customer must have both the contractual right to take possession of the software at any time and the ability to feasibly run the software on its own hardware or hire another party to host the software without significant economic or functional penalty. Revenue for distinct software is typically recognized at the beginning of the services arrangement as that is the point in time the customer can access and benefit from the software and the point at which they have a legal right to possession.

Cost of Services

Recurring operating costs for services contracts are recognized as incurred. Certain eligible, nonrecurring costs (i.e., setup costs) incurred in the initial phases of outsourcing contracts and other cloud-based services contracts, are capitalized when the costs relate directly to the contract, the costs generate or enhance resources of the Company that will be used in satisfying the performance obligation in the future and the costs are expected to be recovered. These costs consist of transition and setup costs related to the installation of systems and processes and other deferred fulfillment costs, including, for example, prepaid assets used in services contracts (i.e., prepaid software or prepaid maintenance). Capitalized costs are amortized on a straight-line basis over the expected period of benefit, which approximates the pattern of transfer to the client of the services to which the asset relates and includes anticipated contract renewals or extensions. Additionally, fixed assets associated with these contracts are capitalized and depreciated on a straight-line basis over the expected useful life of the asset and recorded in cost of sales. If an asset is contract-specific and cannot be repurposed, then the depreciation period is the shorter of the useful life of the asset or the contract term. Setup costs paid on behalf of clients in excess of the fair value of services delivered in outsourcing arrangements are deferred and amortized on a straight-line basis as a reduction of revenue over the expected period of benefit. The Company performs periodic reviews to assess the recoverability of deferred contract transition and setup costs. If the carrying amount is deemed not recoverable, an impairment loss is recognized. Refer to Note 3 – Revenue Recognition for the amount of deferred costs to fulfill a contract at December 31, 2021 and 2020.

In situations in which an outsourcing contract is terminated, the terms of the contract may require the client to reimburse the Company for the recovery of unbilled accounts receivable, unamortized deferred contract costs and additional costs incurred by the Company to transition the services.

Incremental Costs of Obtaining a Contract

Incremental costs of obtaining a contract (e.g., sales commissions) are capitalized and amortized on a straight-line basis, which approximates the pattern that the assets’ economic benefits are expected to be consumed, over the expected customer relationship period if the Company expects to recover those costs. The expected customer relationship period is determined based on the average customer relationship period, including expected renewals, for each offering type and ranges from three to six years. Expected renewal periods are only included in the expected customer relationship period if commission amounts paid upon renewal are not commensurate with amounts paid on the initial contract. Incremental costs of obtaining a contract include only those costs the Company incurs to obtain a contract that it would not have incurred if the contract had not been obtained. The Company has determined that certain commissions programs meet the requirements to be capitalized. Some commission programs are not subject to capitalization as the commission expense is paid and recognized as the related revenue is recognized.

Expense and Other (Income)

Expense and other income within the Company’s financial statements through the Separation reflect allocations to the Company by IBM based on direct usage, with the remainder allocated on a pro-rata basis of gross profit, headcount, assets or other measures the Company has determined as reasonable. Expense and other income within the Company’s consolidated financial statements for the periods from November 4, 2021, through December 31, 2021, are based on our reported results as a standalone company.

Selling, General and Administrative

Selling, general and administrative (“SG&A”) expense is charged to income as incurred, except for certain sales commissions, which are capitalized and amortized. For further information regarding capitalizing sales commissions, see “Incremental Costs of Obtaining a Contract” above. Expenses of promoting and selling services are classified as selling expense and, in addition to sales commissions, include such items as compensation, advertising and travel. General and administrative expense includes such items as compensation, legal costs, office supplies, non-income taxes, insurance and office rental. In addition, general and administrative expense includes other operating items such as allowance for credit losses, amortization of certain intangible assets and research, development and engineering (“RD&E”) costs allocated to the Company by the former Parent. Total RD&E costs allocated to Kyndryl were $63 million, $76 million and $83 million for the years ended December 31, 2021, 2020 and 2019.

Advertising and Promotional Expense

Advertising and promotional costs are expensed as incurred. Advertising and promotional expense, which includes media, agency and promotional expense directly incurred by the Company was $56 million, $34 million and $55 million in 2021, 2020 and 2019, respectively, and is recorded in SG&A expense in the Consolidated Income Statement.

Other (Income) and Expense

Other (income) and expense primarily consists of expense related to certain components of retirement-related costs, including interest costs, expected return on plan assets, amortization of prior service costs (credits), curtailments and settlements and other net periodic benefit costs. Also included are gains and losses from foreign currency transactions, certain real estate transactions and corporate expenses. For more information, see Note 17 – Related-Party Transactions.

Defined Benefit Pension and Nonpension Postretirement Benefit Plans

Prior to the Separation, the defined benefit plans and nonpension postretirement benefit plans in which certain Kyndryl employees participated were sponsored by IBM. During this period, an allocation of certain assets and liabilities was reflected in the Consolidated Balance Sheet based on legal entities, and the Consolidated Income Statement reflected a proportional allocation of net period benefit cost based on headcount associated with the Company.

In September 2021, in preparation for the Separation, certain defined benefit plans and nonpension postretirement benefit plans were amended, and Kyndryl became sponsor or co-sponsor (with IBM) of these plans. Refer to Note 16 – Retirement-Related Benefits for further details on the accounting for these plans.

As a result of the amendment of these plans to make Kyndryl sponsor or co-sponsor in September 2021, the funded status of these plans became recognized in the Consolidated Balance Sheet. The funded status is measured as the difference between the fair value of plan assets and the projected benefit obligation at the balance sheet date. For defined benefit pension plans, the benefit obligation is the projected benefit obligation (PBO), which represents the actuarial present value of benefits expected to be paid upon retirement based on employee services already rendered and estimated future compensation levels. For nonpension postretirement benefit plans, the benefit obligation is the accumulated postretirement benefit obligation (APBO), which represents the actuarial present value of postretirement benefits attributed to employee services already rendered. The fair value of plan assets represents the current market value of assets held for the benefit of participants. For co-sponsored plans, the fair value of plan assets based on Company contributions, distributions and market returns and the benefit obligation attributed to employees of the Company are allocated to Kyndryl. Overfunded plans, in which the fair value of plan assets exceeds the benefit obligation, are aggregated and recorded as a prepaid pension asset equal to this excess. Underfunded plans, in which the benefit obligation exceeds the fair value of plan assets, are aggregated and recorded as a retirement and nonpension postretirement benefit obligation equal to this excess.

The current portion of the retirement and nonpension post-retirement benefit obligations represents the actuarial present value of benefits payable in the next twelve months exceeding the fair value of plan assets, measured on a plan-by-plan basis. This obligation is recorded in accrued compensation and benefits in the Consolidated Balance Sheet.

Net periodic benefit cost of defined benefit pension and nonpension postretirement benefit plans is recorded in the Consolidated Income Statement and includes service cost, interest cost, expected return on plan assets, amortization of prior service costs/(credits) and actuarial (gains)/losses previously recognized as a component of other comprehensive income/(loss) (OCI). The service cost component of net benefit cost is recorded in Cost of services and SG&A in the Consolidated Income Statement (unless eligible for capitalization) based on the employees’ respective functions. The other components of net benefit cost are presented separately from service cost within other (income) and expense in the Consolidated Income Statement.

Actuarial (gains) losses and prior service costs/(credits) are recognized as a component of OCI in the Consolidated Statement of Comprehensive Income (Loss) as they arise. Those actuarial (gains) losses and prior service costs/(credits) are subsequently recognized as a component of net periodic benefit cost pursuant to the recognition and amortization provisions of applicable accounting guidance. Actuarial (gains) losses arise as a result of differences between actual experience and assumptions or as a result of changes in actuarial assumptions. Prior service costs/(credits) represent the cost of benefit changes attributable to prior service granted in plan amendments.

The measurement of benefit obligations and net periodic benefit cost is based on estimates and assumptions approved by the Company’s management. These valuations reflect the terms of the plans and use participant-specific information such as compensation, age and years of service, as well as certain assumptions, including estimates of discount rates, expected return on plan assets, rate of compensation increases, interest crediting rates and mortality rates.

The Company participates in non-U.S. multi-employer pension plans and makes required contributions to those plans, which are recorded in Cost of services and SG&A in the Consolidated Income Statement based on the employees’ respective functions.

Defined Contribution Plans

Prior to the Separation, the Parent offered various defined contribution plans for U.S. and non-U.S. employees. In September 2021, in preparation for the Separation, Kyndryl established standalone defined contribution plans, and employees identified as Kyndryl employees were enrolled into these plans. Contribution expense associated with employer matching benefits are recorded when the employee renders service to the Company. The charge is recorded in Cost of services and SG&A in the Consolidated Income Statement based on the employees’ respective functions.

Stock-Based Compensation

Prior to the Separation, the Company participated in various IBM stock-based compensation plans, including incentive compensation plans and an employee stock purchase plan. All awards granted under the plans were based on IBM’s common shares and, as such, were reflected in the Parent’s Consolidated Statement of Stockholders’ Equity and not in the Company’s Consolidated Statement of Equity. For historical periods, stock-based compensation cost is based on the awards and terms previously granted to employees by the Parent. Compensation costs associated with Kyndryl employees’ participation in the Parent’s incentive plans have been identified for employees who exclusively support Kyndryl operations.

Stock-based compensation represents the cost related to stock-based awards granted to employees under the stock-based compensation plans. The Company establishes stock-based compensation values at the grant date, based on the estimated fair value of the award and recognizes the cost on a straight-line basis (net of estimated forfeitures) over the requisite employee service period. Kyndryl grants the Company’s employees Restricted Stock Units (RSUs), market-conditioned performance awards (Launch Performance Stock Units, or “Launch PSUs”) and stock options. RSUs are stock awards granted to employees that entitle the holder to shares of Kyndryl common stock as the award vests, typically over a one- to four-year period. Market-conditioned performance awards are restricted stock units granted to employees with vesting conditions based on the Company’s stock price and are cliff-vested at the end of the service period. Stock options are vested over a one- to four-year period. Dividend equivalents are not paid on the stock-based awards described above. The fair value of the RSUs is determined on the grant date based on Kyndryl’s stock price, adjusted for the exclusion of dividend equivalents where applicable. The fair value of market-conditioned performance awards is determined on the date of grant using a Monte Carlo simulation model which estimates the probability of satisfying market conditions. The fair value of stock options is determined on the grant date using a Black-Scholes model. Stock-based compensation cost is recorded in Cost of services and SG&A in the Consolidated Income Statement based on the employees’ respective functions.

At the time of Kyndryl’s Spin-off, each outstanding IBM RSU and PSU held by a Kyndryl employee was converted into a Kyndryl RSU. The equity award exchange ratio was determined as the closing per share price of IBM shares on the last trading day prior to the Spin-off divided by the opening price of Kyndryl common stock on the first trading day following the Spin-off.

The Company records deferred tax assets for awards that result in tax deductions in the consolidated financial statements calculated using the separate return basis based on the amount of compensation cost recognized and the relevant statutory tax rates. The differences between the deferred tax assets recognized for financial reporting purposes and the actual tax deduction reported on the income tax return are recorded as a benefit or expense to the provision for income taxes in the Consolidated Income Statement.

Derivative Financial Instruments

Prior to the third quarter of 2021, Kyndryl did not independently execute derivative financial instruments to manage its foreign currency risk and instead participated in a centralized foreign currency hedging program administered by IBM. The hedging activity allocated to Kyndryl is for the management of the Company’s forecasted foreign currency expenses.

In the third quarter of 2021, we began to execute trades to manage foreign currency risk. The Company does not use derivative financial instruments for trading or speculative purposes. The Company’s derivative financial instruments that qualify for hedge accounting are designated as cash flow hedges. Additionally, the Company may enter into derivative contracts that economically hedge certain of its risks, even when hedge accounting does not apply, or the Company elects not to apply hedge accounting.

Derivatives are recognized in the Consolidated Balance Sheet at fair value on a gross basis as either assets or liabilities and classified as current or noncurrent based upon whether the maturity of the instrument is less than or greater than twelve months. We designate the derivative based on the exposure being hedged and assess, both at the hedge’s inception and on an ongoing basis, whether the designated derivative instrument is highly effective in offsetting changes in cash flows of the hedged items. Changes in the fair value of effective derivatives designated as cash flow hedge are recorded, net of applicable taxes, in OCI and subsequently reclassified into the same income statement line item as the hedged exposure when the underlying hedged item is recognized in earnings. Changes in fair value of derivatives not designated as effective hedges are reported in earnings primarily in other (income) and expense. See Note 7 – Financial Assets and Liabilities for further information.

The cash flows associated with derivatives designated as cash flow hedges are reported in cash flows from operating activities in the Consolidated Statement of Cash Flows. Cash flows from derivatives not designated as hedges are reported in cash flows from investing activities in the Consolidated Statement of Cash Flows.

Translation of Non-U.S. Currency Amounts

Assets and liabilities of non-U.S. subsidiaries that have a local functional currency are translated to U.S. dollars at year-end exchange rates. Translation adjustments are recorded in OCI. Income and expense items are translated at weighted-average rates of exchange prevailing during the year.

Property and equipment, deferred income and other non-monetary assets and liabilities of non-U.S. subsidiaries and branches that operate in U.S. dollars are translated at the approximate exchange rates prevailing when the Company acquired the assets or liabilities. All other assets and liabilities denominated in a currency other than U.S. dollars are translated at year-end exchange rates with the transaction gain or loss recognized in other (income) and expense. Income and expense items are translated at the weighted-average rates of exchange prevailing during the year. These translation gains and losses are included in net income for the period in which exchange rates change.

Cash and Cash Equivalents

All highly liquid investments with an original maturity of three months or less on the date of purchase are considered to be cash equivalents.

Accounts Receivable and Allowance for Current Expected Credit Losses

The Company classifies the right to consideration in exchange for products or services transferred to a client as a receivable. Receivables are recorded concurrent with billing and delivery of a service to customers. An allowance for uncollectible receivables and contract assets, if needed, is estimated based on specific customer situations, current and future expected economic conditions and past experiences of losses, as well as an assessment of potential recoverability of the balance due.

Effective January 1, 2020, the Company adopted the new accounting standard related to current expected credit losses (Accounting Standards Update 2016-13, “Financial Instruments – Credit Losses (Topic 326)). The standard applies to financial assets measured at amortized cost, including accounts receivable and certain off-balance sheet commitments. As of the effective date, the Company estimates its allowance for current expected credit losses based on an expected loss model, compared to prior periods which were estimated using an incurred loss model. The impact related to adopting the new standard was not material.

Receivable losses are charged against the allowance in the period in which the receivable is deemed uncollectible. Subsequent recoveries, if any, are credited to the allowance. Write-offs of receivables and associated reserves occur to the extent that the customer is no longer in operation and/or there is no reasonable expectation of additional collections or repossession.

Transfers of Financial Assets

The Company enters into arrangements to sell to third-party financial institutions certain financial assets (primarily accounts receivable). For a transfer of financial assets to be considered a sale, the asset must be legally isolated from the Company, and the purchaser must have control of the asset. Determining whether all the requirements have been met includes an evaluation of legal considerations, the extent of the Company’s continuing involvement with the assets transferred and any other relevant consideration. While we do continue to service the assets, doing so does not create significant continuing involvement. When the true-sale criteria are met, the Company derecognizes the carrying value of the financial asset transferred and recognizes a net gain or loss on the sale. The proceeds from these arrangements are reflected as cash provided by operating activities in the Consolidated Statement of Cash Flows. If the true-sale criteria are not met, the transfer is considered a secured borrowing, and the financial asset remains on the Consolidated Balance Sheet with proceeds from the sale recognized as debt and recorded as cash flows from financing activities in the Consolidated Statement of Cash Flows.

Arrangements to sell accounts receivable are used in the normal course of business as part of the Company’s cash and liquidity management. Third-party programs primarily in the U.S. and several countries in Europe enable the Company to sell certain accounts receivable, without recourse, to third parties to manage credit, collection, concentration and currency risk. In the fourth quarter of 2021, the Company entered into a third-party factoring program and had arrangements to sell certain financial assets under this facility. Proceeds from receivables sold under this program and proceeds from receivables sold to third parties outside of this program, were $326 million and $36 million, respectively, for the year ended December 31, 2021. Prior to the Separation, the gross amount of the Company’s receivables sold to third parties under the former Parent’s facility was $296 million, $803 million and $650 million for the years ended December 31, 2021, 2020 and 2019, respectively. The fees and the net gains and losses associated with the transfer of receivables were not material for any of the periods presented. Additionally, prior to entering into the third-party factoring program in the fourth quarter of 2021, the Company had arrangements to assign certain financial assets to IBM’s Global Financing business. Refer to Note 17 – Related-Party Transactions for further information, including the amount of proceeds under these arrangements for the years ended December 31, 2021, 2020 and 2019.

Fair Value Measurement

In determining the fair value of its financial instruments, the Company uses methods and assumptions that are based on market conditions and risks existing at each balance sheet date. All methods of assessing fair value result in a general approximation of value, and such value may never actually be realized.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company classifies certain assets and liabilities based on the following fair value hierarchy:

●	Level 1 — Quoted prices (unadjusted) in active markets for identical assets or liabilities that can be accessed at the measurement date;
●	Level 2 — Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly; and
●	Level 3 — Unobservable inputs for the asset or liability.

Items valued using internally generated models are classified according to the lowest level input or value driver that is significant to the valuation. The determination of fair value considers various factors including interest rate yield curves and time value underlying the financial instruments. For derivatives and debt securities, the Company uses a discounted cash flow analysis using discount rates commensurate with the duration of the instrument.

In determining the fair value of financial instruments, the Company considers certain market valuation adjustments to the “base valuations” using the methodologies described below for several parameters that market participants would consider in determining fair value:

●	Counterparty credit risk adjustments are applied to financial instruments, taking into account the actual credit risk of a counterparty as observed in the credit default swap market to determine the true fair value of such an instrument.

●	Credit risk adjustments are applied to reflect the Company’s own credit risk when valuing all liabilities measured at fair value. The methodology is consistent with that applied in developing counterparty credit risk adjustments, but incorporates the Company’s credit risk as observed in the credit default swap market.

The Company holds investments in time deposits that are designated as available-for-sale. Available-for-sale securities are measured for impairment on a recurring basis by comparing the security’s fair value with its amortized cost basis. There were no impairments recognized for any of the periods presented.

Certain non-financial assets such as property, plant and equipment, operating right-of-use assets, land, goodwill and intangible assets are recorded at fair value or at cost, as appropriate, in the period they are initially recognized, and such fair value may be adjusted in subsequent periods if an event occurs or circumstances change that indicate that the asset may be impaired. The impairment models used for non-financial assets depend on the type of asset. The fair value measurements, in such instances, would be classified in Level 3 of the fair value hierarchy.

Leases

When procuring goods or services, the Company determines whether an arrangement contains a lease at its inception. As part of that evaluation, the Company considers whether there is an implicitly or explicitly identified asset in the arrangement and whether the Company, as the lessee, has the right to control the use of that asset.

In its ordinary course of business, the Company enters into leases as a lessee for property and equipment. Prior to the Separation, the Company recognized right-of-use (“ROU”) assets and associated lease liabilities in the Consolidated Balance Sheet for leases with a term of more than twelve months when a majority percentage of utilization was attributed to the Company. The lease liabilities were measured at the lease commencement date and determined using the present value of the lease payments not yet paid and the Parent’s incremental borrowing rate, since they were negotiated by the Parent prior to Separation. Any new or modified leases entered into after the Separation are measured at Kyndryl’s incremental borrowing rate. The interest rate implicit in the lease is generally not determinable in transactions where the Company is the lessee. The ROU asset equals the lease liability adjusted for any initial direct costs, prepaid rent and lease incentives. The Company’s variable lease payments generally relate to payments tied to various indexes, non-lease components and payments above a contractual minimum fixed amount.

Operating leases are included in operating right-of-use assets net, current operating lease liabilities and operating lease liabilities in the Consolidated Balance Sheet. Finance leases are included in property and equipment, short-term debt and long-term debt in the Consolidated Balance Sheet. The lease term includes options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option.

The Company made a policy election to not recognize leases with a lease term of twelve months or less in the Consolidated Balance Sheet.

For all asset classes, the Company has elected the lessee practical expedient to combine lease and non-lease components (e.g., maintenance services) and account for the combined unit as a single lease component. A significant portion of the Company’s lease portfolio is real estate leases, which are mainly accounted for as operating leases and are primarily used for corporate offices and data centers. The average term of the real estate leases is approximately five years. The Company also has equipment leases, such as for IT equipment and vehicles, which have lease terms that range from two to five years. For certain of these operating and finance leases, the Company applies a portfolio approach to account for the lease assets and lease liabilities.

Intangible Assets Including Goodwill

Goodwill attributed to the Company represents the historical goodwill balances in the Parent’s managed infrastructure services business arising from acquisitions specific to the Company. Goodwill represents the excess of the purchase price over the fair value of net assets, including the amount assigned to identifiable intangible assets. The primary drivers that generate goodwill are the value of synergies between the acquired entities and the Company and the acquired assembled workforce, neither of which qualifies as a separately identifiable intangible asset. Goodwill recorded in an acquisition is assigned to applicable reporting units based on expected revenues or expected cash flows. Identifiable intangible assets with finite lives are amortized on a straight-line basis over their useful lives, which approximates the pattern that the assets’ economic benefits are expected to be consumed over time. Amortization of completed technology is recorded in cost of services and amortization of all other intangible assets is recorded in SG&A expense. All costs related to internally developed computer software during planning and evaluation stage are expensed as incurred. Costs incurred during application development stage are capitalized and included in intangibles.

Impairment

Long-lived assets, other than goodwill, are tested for impairment annually and whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The impairment test is based on undiscounted cash flows and, if impaired, the asset is written down to fair value based on either discounted cash flows or appraised values. Goodwill is tested for impairment at least annually and whenever changes in circumstances indicate an impairment may exist. The goodwill impairment test is performed at the reporting unit level, which aligns with our operating segments. Impairment charges related to long-lived assets, intangible assets and goodwill, if any, are recorded as impairment expense in the Consolidated Income Statement.

Transaction-related Costs

The Company classifies certain expenses related to the Separation, acquisitions and divestitures (if any) as “transaction-related costs” in the Consolidated Income Statement. Transaction-related costs include expenditures incurred to prepare for and execute the Separation and establish Kyndryl as a standalone business. These costs include employee retention expenses, information technology costs, marketing expenses to establish the Kyndryl brand, legal, accounting, consulting and other professional service costs required to prepare for and execute the Separation, and other costs related to contract and supplier novation and integration.

Property and Equipment

Property and equipment are recorded at cost, or in the case of acquired property and equipment, at fair value at the date of the acquisition. Expenditures for repairs and maintenance costs are expensed as incurred, whereas expenditures that extend the life or increase the functionality of the asset are capitalized as additions to property and equipment. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is included in the determination of net income or loss.

We compute depreciated expense on a straight-line method over the estimated useful lives of the assets as follows:

Classification	Estimated Useful Life
Buildings	30 to 50 years
Land improvements	20 years
Leasehold improvements*	Estimated useful life or term of lease
Office and other equipment	2 to 20 years
Information technology equipment	1.5 to 5 years

* Leasehold improvements are amortized over the shorter of their estimated useful lives or the related lease term, rarely exceeding 10 years.

Environmental

The costs of internal environmental protection programs that are preventative in nature are expensed as incurred. When a cleanup program becomes likely and it is probable that the Company will incur cleanup costs and those costs can be reasonably estimated, the Company accrues remediation costs for known environmental liabilities.

Income Taxes

Prior to the Separation, our operations were included in the consolidated U.S. federal and certain state and local and foreign income tax returns filed by IBM, where applicable. The Company also files certain separate foreign income tax returns. For purposes of the historical periods presented on a “carve-out” basis, the income tax provisions have been calculated using the separate return basis, as if the Company filed separate tax returns. The separate return method applies the accounting guidance for income taxes to the standalone financial statements as if the Company were a separate taxpayer and a standalone enterprise for the periods presented. Tax attributes have been reported based on the hypothetical separate return basis results for the periods presented in the Company’s financial statements. The calculation of income taxes on a hypothetical separate return basis requires a considerable amount of judgment and use of both estimates and allocations; pre-Separation current and deferred taxes may not be reflective of the actual tax balances subsequent to the Separation.

Post-Separation, the income tax provisions are calculated based on Kyndryl’s operating footprint, as well as tax return elections and assertions. Current income tax liabilities including amounts for unrecognized tax benefits related to our activities included in IBM’s income tax returns were deemed to be immediately settled with IBM through the Net Parent investment account in the Consolidated Balance Sheet and reflected in Net transfers from Parent in the financing activities section in the Consolidated Statement of Cash Flows. Post-Separation, liabilities related to unrecognized tax benefits for which the Company is liable are reported within the Consolidated Balance Sheet based upon tax authorities’ ability to assert the Company may be the primary obligor for historical taxes, among other factors.

Income tax expense is based on reported income before income taxes. Deferred income taxes reflect the tax effect of temporary differences between asset and liability amounts that are recognized for financial reporting purposes and the amounts that are recognized for income tax purposes. These deferred taxes are measured by applying currently enacted tax laws. U.S. tax reform introduced Global Intangible Low-Taxed Income (“GILTI”), which subjects a U.S. shareholder to current tax on income earned by certain foreign subsidiaries. GAAP allows companies to either (i) recognize deferred taxes for temporary differences that are expected to reverse as GILTI in future years or (ii) account for taxes on GILTI as period costs in the year the tax is incurred. The Company has elected to recognize GILTI impact in the specific period in which it occurs.

Valuation allowances are recognized to reduce deferred tax assets to the amount that will more likely than not be realized. In assessing the need for a valuation allowance, management considers all available evidence for each jurisdiction including past operating results, estimates of future taxable income and the feasibility of ongoing tax planning strategies and actions. When there is a change in the determination as to the amount of deferred tax assets that can be realized, the valuation allowance is adjusted with a corresponding impact to provision for income taxes in the period in which such determination is made.

The Company recognizes additional tax liabilities when the Company believes that certain positions may not be fully sustained upon review by tax authorities. Benefits from tax positions are measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon settlement. The noncurrent portion of tax liabilities is included in other liabilities in the Consolidated Balance Sheet. To the extent that new information becomes available which causes the Company to change its judgment regarding the adequacy of existing tax liabilities, such changes to tax liabilities will impact income tax expense in the period in which such determination is made. Interest and penalties, if any, related to accrued liabilities for potential tax assessments are included in income tax expense.

Net Loss per Share

Net loss per share is computed by dividing net loss for the period by the weighted-average number of common shares outstanding during the period. The calculation of basic and diluted earnings per share for any of the periods presented prior to the Separation and the Distribution were based on the number of shares outstanding on November 4, 2021. For periods prior to the Separation and Distribution, it is assumed that there are no dilutive equity instruments as there were no Kyndryl stock-based awards outstanding prior to the Separation and the Distribution. Weighted-average common shares outstanding do not include restricted stock, market-conditioned performance awards or stock options for the periods presented because the effect of their inclusion would have been anti-dilutive. Refer to Note 6 – Net Loss per Share for a reconciliation as well as Note 15 – Stock-based Compensation for further discussion on awards.

NOTE 2. ACCOUNTING CHANGES

New Standards to be Implemented

In October 2021, the Financial Accounting Standards Board (“FASB”) issued guidance (“Revenue Contracts with Customers Acquired in a Business Combination”) which requires that an acquirer recognize and measure contract assets and liabilities acquired in a business combination as if it had originated the contracts, in accordance with ASC 606, Revenue from Contracts with Customers. Deferred revenue acquired in a business combination is no longer required to be measured at its fair value, which had historically resulted in a deferred revenue impairment at the date of acquisition. The amendment is effective January 1, 2023, and early adoption is permitted. The Company is evaluating the impact of the guidance and adoption date.

Standards Implemented

In December 2019, the FASB issued guidance (“Simplifying the Accounting for Income Taxes”) intended to simplify various aspects of income tax accounting by removing certain exceptions to the general principle of the guidance and also clarified and amended existing guidance to improve consistency in application. The guidance was effective January 1, 2021, and early adoption was permitted. The Company adopted the guidance on a prospective basis as of the effective date. The guidance did not have a material impact in the consolidated financial results.

NOTE 3. REVENUE RECOGNITION

Disaggregation of Revenue

The Company views its segment results to be the best view of disaggregated revenue. Refer to Note 4 – Segments.

Remaining Performance Obligations

The remaining performance obligation (“RPO”) represents the aggregate amount of contractual deliverables yet to be recognized as revenue at the end of the reporting period. It is intended to be a statement of overall work under contract that has not yet been performed and does not include contracts in which the customer is not committed. The customer is not considered committed when it is able to terminate for convenience without payment of a substantive penalty. The RPO also includes estimates of variable consideration. Additionally, as a practical expedient, the Company does not include contracts that have an original duration of one year or less. RPO estimates are subject to change and are affected by several factors, including terminations, changes in the scope of contracts, periodic revalidations, adjustment for revenue that has not materialized and adjustments for currency.

At December 31, 2021, the aggregate amount of RPO related to customer contracts that are unsatisfied or partially unsatisfied was $49.7 billion. Approximately 54 percent of the amount is expected to be recognized as revenue in the subsequent two years, approximately 37 percent in subsequent years three through five, and the balance thereafter.

Revenue Recognized for Performance Obligations Satisfied (or Partially Satisfied) in Prior Periods

For the year ended December 31, 2021, revenue was reduced by $16 million for performance obligations satisfied (or partially satisfied) in previous periods, mainly due to changes in estimates on contracts with cost-to-cost measures of progress.

Contract Balances

The following table provides information about accounts receivable, contract assets and deferred income balances:

	December 31,
(Dollars in millions)	2021	2020
Accounts receivable (net of allowances of $44 in 2021 and $91 in 2020)	$2,279	$1,444
Contract assets *	62	72
Deferred income (current)	872	854
Deferred income (noncurrent)	475	543

* Included within prepaid expenses and other current assets in the Consolidated Balance Sheet.

The amount of revenue recognized during the year ended December 31, 2021, that was included within the deferred income balance at December 31, 2020, was $877 million.

The following table provides roll-forwards of the accounts receivable allowance for expected credit losses for the years ended December 31, 2021, 2020 and 2019:

	Year Ended December 31,
(Dollars in millions)	2021	2020	2019
Beginning balance	$91	$82	$111
Additions (releases)	(23)	25	51
Write-offs	(5)	(7)	(78)
Other *	(19)	(9)	(3)
Ending balance	$44	$91	$82

* Primarily represents translation adjustments and reclassifications.

The decrease in the accounts receivable allowance during 2021 was primarily due to collections from certain clients that we previously reserved for. The contract assets allowance for expected credit losses was not material in any of the periods presented.

Deferred Costs

Costs to acquire and fulfill customer contracts are deferred and amortized over the contract period or expected customer relationship life. The expected customer relationship period is determined based on the average customer relationship period, including expected renewals, for each offering type and ranges from three to six years. For contracts with an estimated amortization period of less than one year, we elected the practical expedient to expense incremental costs immediately.

The following table provides amounts of capitalized costs to acquire and fulfill customer contracts at December 31, 2021 and 2020:

	December 31,
(Dollars in millions)	2021	2020
Deferred transition costs	$1,012	$1,369
Prepaid software costs	658	679
Capitalized costs to fulfill contracts	235	328
Capitalized costs to obtain contracts	282	269
Total deferred costs *	$2,185	$2,646

* Of the total deferred costs, $920 million was current and $1,265 million was noncurrent at December 31, 2021, and $1,205 million was current and $1,441 million was noncurrent at December 31, 2020.

The amount of total deferred costs amortized during the year ended December 31, 2021 was $1.8 billion, composed of $403 million of amortization of deferred transition costs, $874 million of amortization of prepaid software and $563 million of amortization of capitalized contract costs. Total deferred costs amortized during the year ended December 31, 2020 was $2.1 billion, composed of $478 million of amortization of deferred transition costs, $901 million of amortization of prepaid software and $683 million of amortization of capitalized contract costs. There were no material impairment losses incurred in both years. Refer to Note 1 – Significant Accounting Policies for additional information on deferred costs to fulfill a contract and capitalized costs of obtaining a contract.

NOTE 4. SEGMENTS

In conjunction with the Separation, the Company implemented a new operating structure. With this change, the way the Company organizes its operating and reportable segments was revised to better reflect the way the chief operating decision maker (“CODM”) reviews performance and allocates resources.

In addition, the measure of segment operating performance used by Kyndryl’s CODM changed. The updated measure of segment operating performance used by Kyndryl’s CODM is adjusted EBITDA. Adjusted EBITDA is defined as net income (loss) excluding net interest expense, depreciation and amortization (excluding depreciation of right-of-use assets and amortization of capitalized contract costs), pension costs other than pension servicing costs and multi-employer plan costs, early extinguishment of debt charges, workforce rebalancing and restructuring charges, transaction-related and integration-related items, goodwill and long-lived asset impairment charges, foreign currency impacts of highly inflationary countries, significant litigation costs, stock-based compensation expense and income taxes. The use of revenue and adjusted EBITDA aligns with how the CODM assesses performance and allocates resources for the Company’s segments. During the three months ended March 31, 2022, the Company updated certain allocation methodologies related to its measure of segment adjusted EBITDA and has accordingly recast the prior-period information to reflect these updates, which by itself did not change the aggregate amount of segment adjusted EBITDA. The following discussions on Principal Markets segment results also reflect the revision of the over-accrual of accrued contract costs as discussed in Note 19.

Our four reportable segments consist of the following:

United States: This reportable segment is comprised of Kyndryl’s operations in the United States.

Japan: This reportable segment is comprised of Kyndryl’s operations in Japan.

Principal Markets: This reportable segment represents the aggregation of our operations in Australia / New Zealand, Canada, France, Germany, India, Italy, Spain / Portugal, and the United Kingdom / Ireland, comprised of Kyndryl’s operations in those respective countries.

Strategic Markets: This reportable segment is comprised of our operations in all other countries.

While this reporting change did not impact the Company's consolidated results, segment data has been recast in the tables below to be consistent for all periods presented.

Our geographic markets frequently work together to sell and implement certain contracts. The resulting revenues and costs from these contracts may be apportioned among the participating geographic markets. The economic environment and its effects on the industries served by our geographic markets affect revenues and operating expenses within our geographic markets to differing degrees. Currency fluctuations also tend to affect our geographic markets differently, depending on the geographic concentrations and locations of their businesses.

The following table reflects the results of the Company’s segments:

	Year Ended December 31,
(Dollars in millions)	2021	2020	2019
Revenue
United States	$4,805	$5,084	$5,340
Japan	2,923	3,042	2,929
Principal Markets	7,085	7,187	7,587
Strategic Markets	3,844	4,040	4,424
Total revenue	$18,657	$19,352	$20,279
Segment adjusted EBITDA
United States	$842	$940	$974
Japan	501	534	468
Principal Markets	341	375	609
Strategic Markets	540	488	660
Total segment adjusted EBITDA	$2,223	$2,337	$2,710

The following table reconciles consolidated totals to certain segment information:

	Year Ended December 31,
(Dollars in millions)	2021	2020	2019
Pretax income (loss)	$(1,903)	$(1,760)	$(573)
Workforce rebalancing charges	39	918	159
Transaction-related costs	627	21	—
Stock-based compensation expense	71	64	51
Impairment expense	469	—	—
Interest expense	64	63	76
Depreciation expense	1,300	1,445	1,469
Amortization expense	1,314	1,408	1,335
Corporate expense not allocated to the segments	154	153	144
Other adjustments *	88	27	50
Segment adjusted EBITDA	$2,223	$2,337	$2,710

* Other adjustments represent significant litigation costs and pension costs other than pension servicing costs and multi-employer plan costs.

Segment Assets and Other Items

The Company does not allocate assets to the above reportable segments for our CODM’s review.

Major Clients

Other than transactions with the Parent (see Note 17 – Related-Party Transactions), no single client represented 10 percent or more of the Company’s total revenue in 2021, 2020 or 2019.

Geographic Information

The following tables provide information for those countries that represent 10 percent or more of the specific category. Refer to Note 8 – Property and Equipment and Note 9 – Leases for more information on allocation methodologies.

	Year Ended December 31,
(Dollars in millions)	2021	2020	2019
Revenue*
United States	$4,805	$5,081	$5,340
Japan	2,923	3,037	2,925
Other countries	10,930	11,235	12,015
Total revenue	$18,657	$19,352	$20,279
*	Revenues are attributed to countries based on the location of the client and exclude certain allocations.

	At December 31,
(Dollars in millions)	2021	2020
Property and equipment, net
United States *	$890	$922
Canada	260	430
Other countries	1,773	2,638
Total property and equipment, net	$2,923	$3,991

Operating right-of-use assets, net
United States *	$205	$66
Japan	139	77
Belgium	176	197
Italy	86	114
Other countries	755	677
Total operating right-of-use assets, net	$1,361	$1,131

*       Includes corporate and other.

NOTE 5. TAXES

Prior to the Separation, income taxes have been calculated as if we filed income tax returns for the Company on a standalone basis. The Company’s operations historically have been included in the income tax returns of IBM.

Income (loss) before income taxes by geography was as follows:

	Year Ended December 31,
(Dollars in millions)	2021	2020	2019
Income (loss) before income taxes:
U.S. operations	$(1,765)	$(974)	$(732)
Non-U.S. operations	(138)	(786)	159
Total income (loss) before income taxes	$(1,903)	$(1,760)	$(573)

The components of the provision for income taxes by taxing jurisdiction were as follows:

	Year Ended December 31,
(Dollars in millions)	2021	2020	2019
U.S. federal:
Current	$17	$—	$—
Deferred	(73)	—	—
	$(56)	$—	$—
U.S. state and local:
Current	$—	$—	$—
Deferred	(5)	—	—
	$(5)	$—	$—
Non-U.S.:
Current	$790	$305	$413
Deferred	(327)	(58)	(47)
	$463	$247	$366
Total provision for income taxes	$402	$247	$366

A reconciliation of the statutory U.S. federal tax rate to the Company’s effective tax rate from continuing operations was as follows:

	Year Ended December 31,
	2021	2020	2019
Statutory rate	21.0%	21.0%	21.0%
Tax differential on foreign income	(8.6)%	(5.9)%	(18.8)%
State and local taxes	3.0%	2.8%	6.4%
Valuation allowances	(16.1)%	(26.1)%	(59.7)%
Reserves for uncertain tax positions	(8.3)%	(4.9)%	(7.2)%
Intercompany prepayment *	0.5%	0.7%	0.6%
Undistributed foreign earnings	(0.6)%	(1.0)%	(3.5)%
Impact of foreign operations	(4.7)%	—%	(0.9)%
Separation-related transactions	(2.6)%	—%	—%
Goodwill impairment	(4.0)%	—%	—%
Other	(0.7)%	(0.6)%	(1.6)%
Effective tax rate	(21.1)%	(14.0)%	(63.8)%

*       Represents a U.S. tax rate benefit related to foreign tax prepayment on prepaid royalty income.

The provision for income taxes for 2021 was $402 million compared to $247 million in 2020. The increase in income tax expense was primarily driven by foreign operations, tax charges related to the transfer of Kyndryl’s operations from IBM that were deemed to be immediately settled with IBM through the Net Parent Investment account and changes in uncertain tax positions, offset by valuation allowance reductions. The provision for income taxes for 2020 was $247 million compared to $366 million in 2019. The decrease in the provision was primarily driven by higher pretax losses in 2020 partially offset by an increase in valuation allowances in jurisdictions with losses.

The Company’s effective tax rate for 2021 was lower than the statutory tax rate primarily due to changes in valuation allowances, losses in certain jurisdictions that cannot be benefited from and tax charges related to the transfer of Kyndryl’s operations from IBM that were deemed to be immediately settled with IBM through the Net Parent Investment account. The Company’s effective tax rate for 2020 was lower than the statutory tax rate primarily due to changes in valuation allowances and losses in certain jurisdictions that cannot be benefited from.

U.S. tax reform introduced Global Intangible Low-Taxed Income (“GILTI”), which subjects a U.S. shareholder to current tax on income earned by certain foreign subsidiaries. GAAP allows companies to either (i) recognize deferred taxes for temporary differences that are expected to reverse as GILTI in future years or (ii) account for taxes on GILTI as period costs in the year the tax is incurred. The Company has elected to recognize GILTI impact in the specific period in which it occurs.

The tax effects of temporary differences that give rise to significant portions of the deferred taxes were as follows:

	December 31,
(Dollars in millions)	2021	2020
Deferred tax assets
Retirement benefits	$255	$126
Leases	340	380
Stock-based and other compensation	60	37
Domestic tax loss/credit carryforwards	16	643
Deferred income	31	50
Foreign tax loss/credit carryforwards	76	509
Allowance for credit losses	10	37
Fixed assets and depreciation	130	—
Restructuring charges	—	59
Limitation on deductibility of interest	—	50
Accruals	57	91
Other	54	—
Gross deferred tax assets	$1,029	$1,982
Less: valuation allowance	(6)	(1,110)
Net deferred tax assets	$1,023	$872

Deferred tax liabilities
Fixed assets and depreciation	$—	$80
Goodwill and intangible assets	—	45
Leases and right-of-use assets	331	331
Undistributed foreign earnings	25	57
Deferred transition costs	106	—
Other	21	12
Gross deferred tax liabilities	$483	$525

As of December 31, 2021, the Company had tax-affected domestic and foreign net operating loss deferred tax assets of $16 million and $76 million, respectively. If not utilized, the foreign net operating loss carryforwards will begin to expire in 2022. The federal net operating loss can be carried forward indefinitely.

The valuation allowances as of December 31, 2021, 2020 and 2019 were $6 million, $1.11 billion and $650 million, respectively. The additions to valuation allowances for the years ended December 31, 2020 and 2019 were $460 million and $342 million, respectively. The reduction in valuation allowances in 2021 was $1.10 billion. The decrease in valuation allowance is primarily attributable to net operating losses and tax credit carryforwards that existed on a separate return basis for the historical periods presented on a “carve-out” basis. For purposes of the historical periods presented on a “carve-out” basis, the Company’s income tax provisions were calculated using the separate return basis, as if the Company filed separate tax returns. Prior to Separation, the Company’s operations were included in the consolidated U.S. federal and certain state, local and foreign income tax returns filed by IBM. Post-Separation, certain net operating losses and tax credit carryforwards that were included for purposes of the historical periods presented on a “carve-out” basis available to be utilized by IBM are not available for future utilization by the Company and were settled through Net Parent investment immediately prior to the Separation. The Company scheduled the utilization of net operating losses and tax credit carryforwards and concluded that a valuation allowance of $6 million should remain on a portion of our foreign net operating losses that are not more-likely-than-not to be realized prior to expiration. As of December 31, 2021, based on all available evidence, Management concluded that no other valuation allowance was necessary to reduce the deferred tax assets remaining post-Separation since estimated future taxable income is expected to be sufficient to utilize these assets prior to their expiration. Estimates of future taxable income could change, perhaps materially, which may require us to revise our assessment of the recoverability of the deferred tax asset at that time.

A reconciliation of the beginning and ending amount of unrecognized tax benefits was as follows:

(Dollars in millions)	2021	2020	2019
Balance at January 1	$18	$15	$14
Additions based on tax positions related to the current year	479	89	41
Additions for tax positions of prior years	—	—	—
Reductions for tax positions of prior years (including impacts due to a lapse of statute)	—	—	—
Settlements (closed out to Net Parent investment)	(453)	(86)	(40)
Balance at December 31	$44	$18	$15

Post-Separation, liabilities related to unrecognized tax benefits for which the Company is liable are reported within the Consolidated Balance Sheet based upon tax authorities’ ability to assert the Company may be the primary obligor for historical taxes, among other factors.

With limited exceptions, the Company is subject to U.S. federal, state and local, and non-U.S. income tax audits for tax years subsequent to September 1, 2021. Pursuant to the Tax Matters Agreement, any tax liabilities attributable to the tax period (or portion thereof) ending on or before November 3, 2021, are generally not the Company’s liability. As of December 31, 2021, the Company is not aware of any open income tax audits that would result in a liability owed by the Company. The Company does not expect a significant increase or decrease in unrecognized tax benefits within the next twelve months. The net amount of $44 million in unrecognized tax benefits, if recognized, would favorably affect the Company’s effective tax rate. Interest and penalties related to income tax liabilities are included in income tax expense. During the year ended December 31, 2021, the Company recognized $0 million in interest expense and penalties. The Company had $0 million for interest and penalties accrued at December 31, 2021.

Pursuant to the Tax Matters Agreement with Kyndryl’s former Parent, the Company identified certain tax refunds related to estimated tax payments and refundable value-added taxes for which we are required to reimburse our former Parent as the refunds are received, as well as certain tax benefits related to net operating losses that were transferred to the Company for which we are required to indemnify our former Parent as the tax benefits are realized. As of December 31, 2021, the Company estimated the amount of our indemnification obligations to our former Parent related to these tax refunds and tax benefits to be approximately $99 million, where $66 million is recorded in other accrued expenses and liabilities expected to be paid within one year, and $33 million is recorded in other liabilities expected to be paid beyond the one-year period. The Company also estimated the amount of our former Parent’s indemnification obligations to us related to income tax liabilities attributable to tax periods (or portions thereof) ending on or before November 3, 2021, to be approximately $41 million, which is recorded in prepaid expenses and other current assets on our Consolidated Balance Sheet.

At December 31, 2021, the Company’s undistributed earnings from certain non-U.S. subsidiaries were not indefinitely reinvested. Accordingly, the Company recorded a deferred tax liability of $25 million for the estimated taxes associated with the repatriation of these earnings. The Company intends to repatriate certain foreign earnings that have been taxed in the U.S. and undistributed earnings to the extent the foreign earnings are not restricted by local laws and can be accessed in a cost-effective manner. Undistributed earnings of approximately $122 million and other outside basis differences in foreign subsidiaries are indefinitely reinvested in foreign operations. Quantification of the deferred tax liability, if any, associated with indefinitely reinvested earnings and outside basis differences is not practicable.

NOTE 6. NET LOSS PER SHARE

We did not declare any stock dividends in the periods presented. The following tables provide the computation of basic and diluted earnings per share of common stock for the twelve months ended December 31, 2021, 2020 and 2019.

	Year Ended December 31,
(In millions, except per share amounts)	2021	2020	2019
Net income (loss) on which basic and diluted earnings per share is calculated	$(2,304)	$(2,007)	$(939)

Number of shares on which basic and diluted earnings per share is calculated	224.1	224.1	224.1

Basic earnings (loss) per share	(10.28)	(8.96)	(4.19)
Diluted earnings (loss) per share	(10.28)	(8.96)	(4.19)

The following securities were not included in the computation of diluted earnings (loss) per share because they would have been anti-dilutive:

(In millions)
Nonvested RSUs issued and outstanding	10.2
Market-conditioned performance awards	1.8
Stock options issued and outstanding	3.8
Total	15.8

NOTE 7. FINANCIAL ASSETS AND LIABILITIES

Financial Assets and Liabilities Measured at Fair Value

The gross balances of derivative assets contained within prepaid expenses and other current assets in the Consolidated Balance Sheet at December 31, 2021, were $9 million. The gross balances of derivative liabilities contained within other accrued expenses and liabilities, and other liabilities in the Consolidated Balance Sheet at December 31, 2021, were $1 million. These financial instruments are categorized as Level 2 in the fair value hierarchy. There were no outstanding derivatives in the Consolidated Balance Sheet at December 31, 2020.

The Company may enter into master netting agreements with certain counterparties that allow for netting of exposures in the event of default or breach. However, in the Consolidated Balance Sheet, the Company does not offset derivative assets against liabilities with counterparties in master netting arrangements by counterparty, and there were no derivative instruments activity impacted by master netting agreements at December 31, 2021 and 2020.

The Company also has time deposits that are classified as available-for-sale debt securities with carrying values that approximate fair value. The balance of these securities contained within cash and cash equivalents in the Consolidated Balance Sheet at December 31, 2021, was $609 million. These securities are categorized as Level 2 in the fair value hierarchy. There were no outstanding available-for-sale debt securities in the Consolidated Balance Sheet at December 31, 2020.

Financial Assets and Liabilities Not Measured at Fair Value

Accounts receivable are financial assets with carrying values that approximate fair value. Accounts payable, other accrued expenses and short-term debt (excluding the current portion of long-term debt and including short-term finance lease liabilities) are financial liabilities with carrying values that approximate fair value. If measured at fair value in the consolidated financial statements, these financial instruments would be classified as Level 3 in the fair value hierarchy, except for short-term debt, which would be classified as Level 2.

Fair value of long-term debt for which quoted prices are not available, is calculated using an expected present value technique that uses rates currently available to the Company for debt with similar terms and remaining maturities. The carrying value of long-term debt approximates fair value. If measured at fair value in the consolidated financial statements, long-term debt (including the current portion) would be classified as Level 2 in the fair value hierarchy.

Derivative Financial Instruments

In the normal course of business, we are exposed to risks arising from business operations and economic factors, such as fluctuations in currency exchange rates. We use derivatives to manage the volatility related to these exposures with the objective of reducing fluctuations in earnings and cash flows associated with changes in currency exchange rates.

Anticipated Cost Transactions

At December 31, 2021, the total notional amount of forward contracts designated as cash flow hedges of forecasted foreign currency cost transactions was $213 million. The Company had no forward contracts outstanding under this program at December 31, 2020. The notional amounts of derivative instruments do not necessarily represent the amounts exchanged by the Company with third parties and are not necessarily a direct measure of the financial exposure. The maximum remaining length of time over which the Company hedged its exposure is approximately one year. At December 31, 2021, the weighted-average remaining maturity of these instruments was approximately 0.5 years.

At December 31, 2021, in connection with cash flow hedges of currency cost transactions, the Company recorded net deferred gains of $4 million (before taxes) in AOCI. At December 31, 2020, there were no currency exchange derivatives that were recorded in the Company’s consolidated financial statements. The Company estimates that $4 million (before taxes) of deferred net gains on derivatives in AOCI at December 31, 2021, will be reclassified to net income within the next twelve months, providing an offsetting economic impact against the underlying anticipated transactions.

Subsidiary Cash and Foreign Currency Asset/Liability Management

The Company uses a global treasury center to manage the cash of its subsidiaries. This center principally uses currency swaps to convert cash flows in a cost-effective manner. Changes in fair value of derivatives not designated as hedges are reported in earnings in other (income) and expense. Cash flows from derivatives not designated as hedges are reported in cash flows from investing activities in the Consolidated Statement of Cash Flows. The terms of these swap contracts are generally less than one year. The changes in the fair values of these contracts and of the underlying hedged exposures are generally offsetting and are recorded in other (income) and expense in the Consolidated Income Statement. At December 31, 2021, the total notional amount of derivative instruments in economic hedges of currency exposure was $581 million, and there were no outstanding derivatives instruments at December 31, 2020.

The Effect of Derivative Instruments in the Consolidated Income Statement

The total amounts of income and expense line items presented in the Consolidated Income Statement in which the effects of cash flow hedges and derivatives not designated as hedging instruments are recorded and the total effect of hedge activity on these income and expense line items are as follows:

				Gains (Losses) from
(Dollars in millions)	Total			Hedge Activity
For the year ended December 31:	2021	2020	2019	2021	2020	2019
Cost of services	$16,550	$17,137	$17,676	$1	$7	$19
Selling, general and administrative expenses	2,776	2,948	2,970	—	(1)	12
Other (income) and expense	35	25	(29)	4	6	20

	Gain (Loss) Recognized in Consolidated Income Statement
	Consolidated	Recognized on			Attributable to Risk
(Dollars in millions)	Income Statement	Derivatives			Being Hedged
For the year ended December 31:	Line Item	2021	2020	2019	2021	2020	2019
Derivative instruments not designated as hedging instruments:
Foreign exchange contracts	Other (income) and expense	$4	$6	$20	NA	NA	NA
Total		$4	$6	$20	$—	$—	$—

NA – not applicable

	Gain (Loss) Recognized in Consolidated Income Statement and Other Comprehensive Income
				Consolidated	Reclassified
(Dollars in millions)	Recognized in OCI			Income Statement	from AOCI
For the year ended December 31:	2021	2020	2019	Line Item	2021	2020	2019
Derivative instruments in cash flow hedges:
Foreign exchange contracts	$4	$—	$—	Cost of services	$1	$7	$19
				Selling, general and administrative expenses	—	(1)	12
Total	$4	$—	$—		$1	$6	$31

For the years ended December 31, 2021, 2020 and 2019, there were no gains or losses excluded from the assessment of hedge effectiveness for cash flow hedges, or associated with an underlying exposure that did not or was not expected to occur; nor are there any anticipated in the normal course of business.

NOTE 8. PROPERTY AND EQUIPMENT

The following table presents the balances of property and equipment by type:

	December 31,
(Dollars in millions)	2021	2020
Information technology equipment	$7,847	$10,005
Buildings and leasehold improvements	2,869	2,968
Office and other equipment	397	346
Land and land improvements	72	149
Property and equipment, gross	$11,185	$13,468
Less: Accumulated depreciation	8,261	9,478
Property and equipment, net	$2,923	$3,991

Depreciation of property and equipment was $1.30 billion, $1.45 billion and $1.47 billion for the years ended December 31, 2021, 2020 and 2019, respectively.

During the year ended December 31, 2021, the Company disposed of certain property and equipment with net book value of approximately $200 million. Additionally, the decrease in net property and equipment in 2021 was attributable to depreciation outpacing capital expenditures and the final transfer of assets from our former Parent at Separation. In the 2020 period, the Company’s property and equipment balance was based on an allocation of IBM’s balances depending on the type of asset. Information technology equipment balances relating to assets specifically utilized by the Company were fully allocated to the Company. Leasehold improvements associated with leases attributed to Kyndryl were fully allocated to the Company. The remaining asset balances representing assets associated with space (land, buildings, and office and other equipment in the space) were allocated based on the percentage of space utilized. The 2020 basis of presentation prior to Separation assumed a greater basis of assets attributable to Kyndryl as compared to the assets ultimately transferred, and the transfer was recorded as a non-cash distribution within the net parent investment at Separation.

NOTE 9. LEASES

The following table presents the various components of lease costs:

	Year Ended December 31,
(Dollars in millions)	2021	2020	2019
Finance lease costs	$69	$61	$18
Operating lease costs	354	424	429
Short-term lease costs	7	10	12
Variable lease costs	73	114	124
Sublease income	(5)	(4)	(2)
Total lease costs	$498	$605	$581

For pre-Separation periods, the Company’s right-of-use assets and lease liabilities reflected in the Consolidated Balance Sheet are based on an allocation of IBM’s balances depending on the type of lease. Finance lease balances relating to assets specifically utilized by the Company were fully allocated to the Company. The real estate lease balances were allocated based on the percentage of space utilized. The remaining lease balances were allocated to the Company based on headcount.

The Company had no sale and leaseback transactions for the years ended December 31, 2021, 2020 and 2019.

The following table presents supplemental information relating to the cash flows arising from lease transactions. Cash payments related to variable lease costs and short-term leases are not included in the measurement of operating and finance lease liabilities and, as such, are excluded from the amounts below.

	Year Ended December 31,
(Dollars in millions)	2021	2020	2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash outflows for finance leases	$3	$3	$1
Financing cash outflows for finance leases	70	72	19
Operating cash outflows for operating leases	327	450	454
Right-of-use assets obtained in exchange for new finance lease liabilities	86	129	147	*
Right-of-use assets obtained in exchange for new operating lease liabilities	562	336	1,647	*
*	Includes opening balance additions as a result of the adoption of the new lease guidance effective January 1, 2019. The post-adoption addition of leases for the year ended December 31, 2019 was $430 million for operating leases and $141 million for finance leases.

The following table presents the weighted-average lease term and discount rate for finance and operating leases:

	December 31,
	2021		2020
Finance leases
Weighted-average remaining lease term	3.3	years	3.5	years
Weighted-average discount rate	1.41%		1.35%
Operating leases
Weighted-average remaining lease term	5.2	years	5.7	years
Weighted-average discount rate	2.66%		2.19%

The following table presents a maturity analysis of expected undiscounted cash flows for operating and finance leases on an annual basis for the next five years and thereafter.

							Imputed
(Dollars in millions)	2022	2023	2024	2025	2026	Thereafter	Interest*	Total**
Finance leases	$78	$68	$44	$28	$8	$—	$(5)	$222
Operating leases	403	302	236	201	121	190	(87)	1,366

*      Imputed interest represents the difference between undiscounted cash flows and discounted cash flows.

**    The Company entered into lease agreements for certain facilities and equipment with payments totaling approximately $27 million that have not yet commenced as of December 31, 2021, and therefore are not included in this table.

The following table presents the total amount of finance leases recognized in the Consolidated Balance Sheet:

	December 31,
(Dollars in millions)	2021	2020
Right-of-use assets – Property and equipment	$221	$201
Lease liabilities:
Short-term debt	76	69
Long-term debt	147	140

NOTE 10. INTANGIBLE ASSETS INCLUDING GOODWILL

Intangible Assets

The following tables present the Company’s intangible asset balances by major asset class.

	At December 31, 2021
	Gross Carrying	Accumulated	Net Carrying
(Dollars in millions)	Amount	Amortization	Amount
Capitalized software	$16	$(13)	$3
Client relationships	130	(97)	33
Completed technology	20	(20)	—
Patents and trademarks	2	(2)	—
Total	$169	$(132)	$36

	At December 31, 2020
	Gross Carrying	Accumulated	Net Carrying
(Dollars in millions)	Amount	Amortization	Amount
Capitalized software	$7	$(4)	$3
Client relationships	130	(77)	53
Completed technology	20	(17)	3
Patents and trademarks	2	(2)	—
Total	$159	$(99)	$60

There was no impairment of identifiable intangible assets recorded in 2021 and 2020. The net carrying amount of intangible assets decreased $24 million during the year ended December 31, 2021, primarily due to intangible asset amortization, partially offset by additions of capitalized software. The aggregate intangible asset amortization expense was $37 million, $29 million and $29 million for the years ended December 31, 2021, 2020 and 2019 respectively. In 2021, the Company retired $7 million of fully amortized intangible assets, impacting both the gross carrying amount and accumulated amortization by this amount.

The future amortization expense relating to intangible assets currently recorded in the Consolidated Balance Sheet was estimated to be the following at December 31, 2021:

	Capitalized	Acquired
(Dollars in millions)	Software	Intangibles	Total
2022	$3	$18	$21
2023	—	10	11
2024	—	6	6
2025	—	—	—
2026	—	—	—
Thereafter	—	—	—

Goodwill

The Company reviews goodwill for impairment annually and whenever events or changes in circumstances indicate the carrying value of goodwill may not be recoverable by first assessing qualitative factors to determine if it is more likely than not that fair value is less than carrying value and whether it is necessary to perform the quantitative goodwill impairment test. This quantitative test is required only if we conclude that it is more likely than not that a reporting unit’s fair value is less than its carrying amount. After performing the annual goodwill impairment qualitative analysis during the fourth quarter of 2021, the Company determined it was necessary to perform the quantitative goodwill impairment test.

We use an income-based approach where fair value is determined using a discounted cash flow model that requires significant judgment with respect to revenue and growth rates, based upon annual budgets and long-term strategic plans. Fair value estimates employed in our annual impairment review of goodwill involve using various assumptions. Assumptions critical to our fair value estimates were discount rates, expected revenue growth and projected EBITDA margins used in determining the fair value of the reporting units. These and other assumptions are impacted by economic conditions and expectations of management and may change based on different facts and circumstances. We believe the assumptions used to estimate future cash flows are reasonable, but there can be no assurance that the expected cash flows will be realized. The use of different assumptions would increase or decrease discounted cash flows or earnings projections and therefore could change impairment determinations.

In the fourth quarter of 2021, the Company reviewed its goodwill balances for impairment under both the previous segment structure and the new segment structure, as required. For further details on segment changes, see Note 4 – Segments. The Company determined that $469 million of goodwill in the former EMEA ($293 million) and current U.S. ($176 million) reporting units was impaired in fourth quarter 2021, largely attributable to margin challenges in the EMEA segment as well as the geographic re-segmentation of the former Americas segment. The impairment was recorded in the Impairment expense line item within the Consolidated Income Statement.

The rollforward of goodwill balances by segment for the years ended December 31, 2021 and December 31, 2020 were as follows:

		Foreign		Foreign
		Currency		Currency
		Translation		Translation
(Dollars in millions)	Balance at	and Other	Balance at	and Other	Re-allocation		Balance at
Segment	January 1, 2020	Adjustments*	December 31, 2020	Adjustments*	of Goodwill	Impairment	December 31, 2021
Americas	$416	$24	$440	$(10)	$(431)	$—	$—
EMEA	272	16	288	5	—	(293)	—
Asia Pacific	74	4	78	(16)	(62)	—	—
Japan	401	23	424	(9)	—	—	415
U.S.	—	—	—	—	176	(176)	—
Principal Markets	—	—	—	1	141	—	142
Strategic Markets	—	—	—	—	176	—	176
Total	$1,162	$67	$1,230	$(29)	—	$(469)	$732
*	Primarily driven by foreign currency translation.

NOTE 11. BORROWINGS

Debt

The following table presents the components of our debt:

	Weighted-Average		December 31,
(Dollars in millions)	Interest Rate*	Maturities*	2021	2020
Long-term debt	2.7%	2024-2041	$3,029	$—
Finance lease obligations	1.4%	2022-2026	222	209
			$3,251	$209
Less: Unamortized discount			5	—
Less: Unamortized debt issuance costs			15	—
Less: Current maturities of long-term debt			103	69
Total			$3,128	$140
*	As of December 31, 2021.

Contractual obligations of long-term debt outstanding at December 31, 2021, were as follows:

December 31,
(Dollars in millions)*	2021
2022	$103
2023	94
2024	572
2025	57
2026	726
Thereafter	1,700
Total	$3,251

*    Contractual obligations approximate scheduled repayments.

Senior Unsecured Notes

In October 2021, in preparation for the Separation, we completed the offering of $2.4 billion in aggregate principal amount of senior unsecured fixed-rate notes (the “Notes”) as follows: $700 million aggregate principal amount of 2.05% Senior Notes due 2026, $500 million aggregate principal amount of 2.70% Senior Notes due 2028, $650 million aggregate principal amount of 3.15% Senior Notes due 2031 and $550 million aggregate principal amount of 4.10% Senior Notes due 2041. The Notes were offered and sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to non-U.S. persons in reliance on Regulation S of the Securities Act. The Notes are subject to customary affirmative covenants, negative covenants and events of default for financings of this type and are redeemable at our option in a customary manner. In connection with the issuance of the Notes, we entered into a registration rights agreement with the initial purchasers of the Notes, pursuant to which we will use commercially reasonable efforts to file and have declared effective a registration statement with respect to a registered offer to exchange each series of Notes for new notes with substantially identical terms by October 15, 2022. If the exchange offer is not completed on or before October 15, 2022 and, under certain other circumstances, we are required to use commercially reasonable efforts to file and have declared effective a shelf registration statement relating to the resale of the Notes.

Term Loan and Revolving Credit Facility

In October 2021, we entered into a $500 million three-year variable rate term loan credit agreement (the “Term Loan Credit Agreement”). In November 2021, we drew down the full $500 million available under the Term Loan Credit Agreement.

In October 2021, we entered into a $3.15 billion multi-currency revolving credit agreement (the “Revolving Credit Agreement” and, together with the Term Loan Credit Agreement, the “Credit Agreements”) for our future liquidity needs.

The Revolving Credit Agreement expires, unless extended, in October 2026, and the Term Loan Credit Agreement matures, unless extended, in November 2024. Interest rates on borrowings under the Credit Agreements will be based on prevailing market interest rates, plus a margin, as further described in the Credit Agreements. The total expense recorded by the Company for the Term Loan Credit Agreement and Revolving Credit Agreement was immaterial in 2021.

The Notes, revolving credit facility and term loan were initially guaranteed by Parent. Approximately $900 million of the net proceeds from the term loan and the sale of the Notes was transferred to Parent in conjunction with the Separation. Following the completion of the Separation on November 3, 2021, the guarantee was released and the Notes, term loan and revolving credit facility are no longer obligations of IBM.

We expect to be able to voluntarily prepay borrowings under the Credit Agreements without premium or penalty, subject to customary “breakage” costs. The Credit Agreements include certain customary mandatory prepayment provisions. In addition, the Credit Agreements include customary events of default and affirmative and negative covenants as well as a maintenance covenant that will require that the ratio of our indebtedness for borrowed money to consolidated EBITDA (as defined in the Credit Agreements) for any period of four consecutive fiscal quarters be no greater than 3.50 to 1.00.

Loan Agreement

In the second quarter of 2021, our former Parent entered into a $140 million loan agreement with a bank to finance a purchase of software licenses on behalf of Kyndryl. The loan was transferred to Kyndryl in conjunction with the Separation and is included in the Company’s consolidated financial statements. The carrying amount of the loan approximates fair value. If measured at fair value in the consolidated financial statements, the loan would be classified as Level 2 in the fair value hierarchy.

The amortizing loan is secured by collateral and contains covenants, primarily for compliance with the scheduled payments in the loan agreement. Failure to comply with the loan covenants could constitute an event of default and result in the immediate repayment of the principal and interest on the loan. The Company is in compliance with all of the loan covenants and is expected to maintain a credit rating at or above the level outlined in the loan agreement.

Interest on Debt

Interest expense for the years ended December 31, 2021, 2020 and 2019 was $64 million, $63 million and $76 million, respectively. Cost of financing and interest capitalized for the periods presented was immaterial. Pre-Separation, most of the interest in the Consolidated Income Statement reflects the allocation of interest expense associated with debt issued by IBM for which a portion of the proceeds benefited Kyndryl. Such IBM debt has not been attributed to the Company for any periods presented because IBM’s borrowings were not the legal obligation of the Company, except for the loan agreement described below. Post-Separation, interest expense also reflects the standalone interest related to our fourth quarter borrowings. Refer to Note 17 – Related-Party Transactions for more information on the allocation of IBM’s corporate expenses.

NOTE 12. OTHER LIABILITIES

The following table provides the components of other liabilities at December 31, 2021 and 2020.

	December 31,
(Dollars in millions)	2021	2020
Workforce rebalancing (current)	$82	$595
Other service accruals	662	279
Other accrued expenses and liabilities	$744	$874
Workforce rebalancing (noncurrent)	$51	$82
Deferred taxes	135	78
Income tax reserve	44	18
Other	293	122
Other noncurrent liabilities	$522	$300

In response to changing business needs, the Company has in the past taken workforce rebalancing actions to increase productivity, enhance cost-competitiveness and rebalance skills. The noncurrent liabilities related to workforce rebalancing actions are accruals primarily related to terminated employees who are no longer working for the Company who were granted annual payments to supplement their incomes in certain countries. Depending on the individual country’s legal requirements, these required payments will continue until the former employee begins receiving pension benefits or dies. Workforce rebalancing costs decreased in 2021 compared to 2020.

Pursuant to the Tax Matters Agreement with our former Parent, the Company will be required to reimburse our former Parent for certain tax refunds we receive and to indemnify our former Parent for certain tax payments. For more information, see Note 5 – Taxes.

NOTE 13. COMMITMENTS AND CONTINGENCIES

The Company guarantees certain loans and financial commitments. The maximum potential future payment under these financial guarantees and the fair value of these guarantees recognized in the Consolidated Balance Sheet at December 31, 2021, and December 31, 2020, were not material. Additionally, the Company has contractual commitments that are noncancellable with certain software and cloud partners to provides services to its customers. At December 31, 2021, we had short-term (in 2022), mid-term (in 2023 and 2024) and long-term (after 2024) purchase commitments in the amount of $0.8 billion, $1.5 billion and $1.1 billion, respectively.

As a company with approximately 90,000 employees and with clients around the world, Kyndryl is subject to, or could become subject to, either as plaintiff or defendant, a variety of contingencies, including claims, demands and suits, investigations, tax matters and proceedings that arise from time to time in the ordinary course of its business. Given the rapidly evolving external landscape of cybersecurity, privacy and data protection laws, regulations and threat actors, the Company or its clients could become subject to actions or proceedings in various jurisdictions. Also, as is typical for companies of Kyndryl’s scope and scale, the Company is subject to, or could become subject to, actions and proceedings in various jurisdictions involving a wide range of labor and employment issues (including matters related to contested employment decisions, country-specific labor and employment laws and the Company’s benefit plans), as well as actions with respect to contracts, securities, foreign operations, competition law and environmental matters. These actions may be commenced by a number of different parties, including competitors, clients, employees, government and regulatory agencies, stockholders and representatives of the locations in which the Company does business. Some of the actions to which the Company is, or may become, party may involve particularly complex technical issues, and some actions may raise novel questions under the laws of the various jurisdictions in which these matters arise. Additionally, the Company is, or may be, a party to agreements pursuant to which it may be obligated to indemnify the other party with respect to certain matters.

The Company records a provision with respect to a claim, suit, investigation or proceeding when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. In accordance with the relevant accounting guidance, the Company provides disclosures of matters for which the likelihood of material loss is at least reasonably possible. In addition, the Company may also disclose matters based on its consideration of other matters and qualitative factors, including the experience of other companies in the industry and investor, customer and employee relations considerations. Following the Separation from IBM, the Company has continued to analyze its ongoing disputes and outstanding claims in the context of the Separation and Distribution agreement from IBM and the avenues available for resolution post-Separation. In connection with this assessment, in the quarter ended December 31, 2021, the Company recorded $62 million of estimated liabilities in anticipation of the potential resolution related to these matters.

The Company reviews claims, suits, investigations and proceedings at least quarterly, and decisions are made with respect to recording or adjusting provisions and disclosing reasonably possible losses or range of losses (individually or in the aggregate) to reflect the impact and status of settlement discussions, discovery, procedural and substantive rulings, reviews by counsel and other information pertinent to a particular matter.

Whether any losses, damages or remedies finally determined in any claim, suit, investigation or proceeding could reasonably have a material effect on the Company’s business, financial condition, results of operations or cash flows will depend on a number of variables, including the timing and amount of such losses or damages; the structure and type of any such remedies; the significance of the impact any such losses, damages or remedies may have in the consolidated financial statements; and the unique facts and circumstances of the particular matter that may give rise to additional factors. While the Company will continue to defend itself vigorously, it is possible that the Company’s business, financial condition, results of operations or cash flows could be affected in any particular period by the resolution of one or more of these matters.

In July 2017, BMC Software, Inc. (“BMC”) sued IBM in the U.S. Court for the Southern District of Texas in a dispute involving IBM’s managed infrastructure services business. BMC alleges IBM’s removal of BMC software from one of its client’s sites at the client’s request constituted breach of contract and trade secret misappropriation. IBM defeated BMC’s motion for injunctive relief, completed the client’s transformation project and counterclaimed for breach of contract. In September 2021, the trial court overruled in part and granted in part the magistrate judge’s recommendations on summary judgment, dismissing IBM’s counterclaims and permitting some of BMC’s claims for damages to proceed. The case remains pending.

NOTE 14. EQUITY

The following tables present reclassifications and taxes related to items of other comprehensive income (loss) for the years ended December 31, 2021, 2020 and 2019:

(Dollars in millions)	Pretax	Tax (Expense)	Net of Tax
For the year ended December 31, 2021:	Amount	Benefit	Amount
Foreign currency translation adjustments	$194	$—	$194
Unrealized gains (losses) on cash flow hedges
Unrealized gains (losses) arising during the period	4	—	4
Reclassification of (gains) losses to net income	(1)	—	(1)
Total unrealized gains (losses) on cash flow hedges	3	—	3
Retirement-related benefit plans*:
Prior service (credits) costs	1	(2)	(1)
Net (losses) gains arising during the period	72	(17)	54
Curtailments and settlements	3	(1)	2
Amortization of net (gains) losses	51	(13)	38
Total retirement-related benefit plans	127	(33)	94
Other comprehensive income (loss)	$324	$(33)	$292
*	These AOCI components are included in the computation of net periodic benefit cost. Refer to Note 16 – Retirement-Related Benefits for additional information.

(Dollars in millions)	Pretax	Tax (Expense)	Net of Tax
For the year ended December 31, 2020:	Amount	Benefit	Amount
Foreign currency translation adjustments	$129	$—	$129
Retirement-related benefit plans*:
Net (losses) gains arising during the period	$(41)	$13	$(28)
Amortization of prior service (credits) costs	(1)	—	—
Amortization of net (gains) losses	36	(12)	24
Total retirement-related benefit plans	$(6)	$2	$(4)
Other comprehensive income (loss)	$123	$2	$125
*	These AOCI components are included in the computation of net periodic benefit cost. Refer to Note 16 – Retirement-Related Benefits for additional information.

(Dollars in millions)	Before Tax	Tax (Expense)	Net of Tax
For the year ended December 31, 2019:	Amount	Benefit	Amount
Foreign currency translation adjustments	$11	$—	$11
Retirement-related benefit plans*:
Prior service costs (credits)	$(1)	$—	$(1)
Net (losses) gains arising during the period	(84)	27	(57)
Amortization of net (gains) losses	27	(9)	18
Total retirement-related benefit plans	$(57)	$18	$(39)
Other comprehensive income (loss)	$(46)	$18	$(28)
*	These AOCI components are included in the computation of net periodic benefit cost. Refer to Note 16 – Retirement-Related Benefits for additional information.

The following table presents the components of accumulated other comprehensive income (loss), net of taxes:

	Net Unrealized	Foreign Currency	Net Change	Accumulated Other
	Gains (Losses)	Translation	Retirement-Related	Comprehensive
(Dollars in millions)	on Cash Flow Hedges	Adjustments*	Benefit Plans	Income (Loss)
December 31, 2018	$—	$(1,019)	$(175)	$(1,193)
Other comprehensive income (loss)**	—	11	(39)	(28)
December 31, 2019	$—	$(1,007)	$(214)	$(1,221)
Other comprehensive income (loss)**	—	129	(4)	125
December 31, 2020	$—	$(878)	$(218)	$(1,096)
Net transfers from Parent	—	—	(339)	(339)
Other comprehensive income (loss)**	3	194	94	292
December 31, 2021	$3	$(684)	$(463)	$(1,143)

*	Foreign currency translation adjustments are presented gross.
**	No amounts were reclassified from accumulated other comprehensive income.

NOTE 15. STOCK-BASED COMPENSATION

The following table presents stock-based compensation cost which is included in net income (loss).

	Year Ended December 31
(Dollars in millions)	2021	2020	2019
Cost of services	$28	$26	$15
Selling, general and administrative expense	44	37	35
Pretax stock-based compensation cost	$71	$64	$51
Income tax benefits	(13)	(14)	(12)
Stock-based compensation cost, net of tax	$58	$49	$40

The Company’s total unrecognized compensation cost related to non-vested awards at December 31, 2021 was $235 million and is expected to be recognized over a weighted-average period of approximately 2.7 years. If there are any modifications or cancellations of the underlying unvested awards, the Company may be required to accelerate, increase or cancel all or a portion of the remaining unearned stock-based compensation expense. Future unearned stock-based compensation will increase to the extent the Company grants additional equity awards, changes incentive awards terms, or assumes unvested equity awards in connection with acquisitions. Capitalized stock-based compensation cost was not material at December 31, 2021, 2020 and 2019.

Incentive Awards

Stock-based incentive awards were provided to employees under the terms of Kyndryl’s employment and the long-term performance plans (the “Plans” or “LTPP”). Awards under the Plans principally include Restricted Stock Units (RSUs), market-conditioned performance awards (launch PSUs) and stock options. RSUs and stock options generally vest based on continued passage of time. Market-conditioned performance awards are cliff-vested at the end of the service period.

The following table summarizes RSU, market-conditioned performance award and stock option activities:

			Market-Conditioned
	RSUs		Performance Awards
		Weighted-		Weighted-
	Number	Average	Number	Average
	of Units	Grant-Date	of Units	Grant-Date
	(in millions)	Fair Value	(in millions)	Fair Value
Balance at December 31, 2020	—	$—	—	$—
Awards converted from IBM programs	8.5	28.78	—	—
Awards granted	2.0	18.20	1.8	15.14
Awards vested	(0.1)	29.30	—	—
Awards canceled/ forfeited	(0.2)	21.71	—	—
Balance at December 31, 2021	10.2	$26.82	1.8	$15.14

Stock Options
		Weighted-	Weighted-		Weighted-
	Number	Average	Average	Intrinsic	Average
	of Units	Grant-Date	Exercise Price	Value	Contractual
	(in millions)	Fair Value	per Share	per Share	Term (in years)
Balance at December 31, 2020	—	$—	$—	$—	—
Awards converted from IBM programs	—	NM	8.28	9.82	NM
Awards granted	3.8	6.54	17.78	—	6.3
Awards vested	—	—	—	—	—
Awards canceled/forfeited	—	—	—	—	—
Balance at December 31, 2021	3.8	$6.56	$17.76	$—	6.3

NM – not meaningful; stock options from former Parent were fully vested in 2019.

The weighted-average grant date fair value of RSUs granted for the years ended December 31, 2021, 2020 and 2019 was $18, $117 and $123, respectively. The weighted-average grant price prior to Separation used in the assessment was derived from the Parent’s stock price at grant. The aggregate fair value (which is based on the stock price at grant date) of restricted stock units (including former Parent’s PSUs converted to RSUs) vested was $45 million, $36 million and $34 million during the years ended December 31, 2021, 2020 and 2019, respectively.

NOTE 16. RETIREMENT-RELATED BENEFITS

Description of Plans

The Company sponsors and co-sponsors defined benefit pension plans and other nonpension postretirement benefit plans that cover certain non-U.S. employees and retirees. The defined benefit pension plan benefits are based principally on employees’ years of service and/or compensation levels at or near retirement. These plans are accounted for as defined benefit pension plans for purposes of the consolidated financial statements. Accordingly, the net benefit plan obligations and the related benefit plan expenses of those plans have been recorded in the Company’s consolidated financial statements. The nonpension postretirement benefit plans provide a fixed monthly dollar credit for retiree health care expense. The benefit obligation and related expenses for these plans are included in the consolidated financial statements.

Additionally, certain Company employees participate in multi-employer defined benefit pension plans and post-retirement health plans which are sponsored by third parties and include other participants as well as defined contribution plans that are sponsored by the Company. Accordingly, the Company does not record an asset or liability to recognize the funded status of the multi-employer plans. However, the Company records service cost and defined contribution cost attributable to its employees who participate in the multi-employer and the defined contribution plans, as well as expense allocated for certain corporate and shared functional employees. These amounts are included in the Consolidated Income Statement.

Plan Financial Information

The following tables present the components of net periodic benefit cost for the retirement-related benefit plans recognized in the Consolidated Income Statement, excluding defined contribution plans.

(Dollars in millions)	Defined Benefit Pension Plans			Nonpension Postretirement Benefit Plans
For the year ended December 31:	2021	2020	2019	2021	2020	2019
Service cost	$81	$109	$101	$2	$3	$3
Interest cost*	11	10	17	2	1	1
Expected return on plan assets*	(30)	(24)	(27)	(1)	(1)	(1)
Amortization of prior service costs (credits)*	—	(1)	—	—	—	—
Recognized actuarial losses*	51	36	26	—	—	—
Curtailments and settlements*	2	—	—	—	—	—
Multi-employer plans and other costs**	7	13	20	—	—	—
Total net periodic benefit cost	$123	$143	$138	$3	$3	$4

*These components of net periodic benefit cost are included in other (income) and expense in the Consolidated Income Statement.

**

Multi-employer plan costs represent required contributions for the period to multi-employer plans, which are plans sponsored by third parties. The Company recognizes expense in connection with these plans as contributions are funded.

The following table presents the changes in net benefit obligation and plan assets, excluding defined contribution plans and multi-employer plans.

	Defined Benefit		Nonpension Postretirement
	Pension Plans		Benefit Plans
(Dollars in millions)	2021	2020	2021	2020
Change in benefit obligation
Benefit obligation at January 1	$1,202	$1,099	$13	$13
Service cost*	10	15	—	1
Interest cost	4	10	1	1
Plan participants’ contributions	1	—	—	—
Benefit obligation assumed from former Parent**	1,178	(12)	6	—
Actuarial losses (gains)	(43)	33	3	(1)
Benefits paid from trust	(2)	(21)	—	—
Direct benefit payments	(3)	(19)	—	—
Foreign exchange impact	(34)	97	—	—
Amendments, curtailments, settlements and other	(11)	—	(4)	—
Benefit obligation at December 31	$2,302	$1,202	$19	$13
Change in plan assets
Fair value of plan assets at January 1	$654	$612	$13	$12
Actual return on plan assets	39	13	—	2
Employer contributions	23	4	—	—
Fair value of plan assets assumed from former Parent**	810	(10)	(13)	—
Plan participants’ contributions	1	—	—	—
Benefits paid from trust	(2)	(21)	—	—
Foreign exchange impact	(22)	56	—	(1)
Settlements	(8)	—	—	—
Fair value of plan assets at December 31	$1,496	$654	$—	$13
Funded status at December 31	$(807)	$(548)	$(19)	$—
Accumulated benefit obligation***	$2,181	$1,171
*	Represents service costs attributable to Company-sponsored and co-sponsored plans.
**	Represents the impact to benefit obligation and fair value of plan assets resulting from pension assets and liabilities assumed in connection with establishment of certain Kyndryl legal entities.
***	Represents the benefit obligation assuming no future participant compensation increases.

The following table presents the amounts recorded in the Consolidated Balance Sheet.

	Defined Benefit		Nonpension Postretirement
	Pension Plans		Benefit Plans
	December 31,		December 31,
(Dollars in millions)	2021	2020	2021	2020
Noncurrent assets – pension assets	$58	$—	$—	$1
Current liabilities – accrued compensation and benefits	(28)	—	—	—
Noncurrent liabilities – retirement and nonpension postretirement benefit obligations	(836)	(548)	(18)	(1)
Funded status, net	$(807)	$(548)	$(19)	$—

The following table presents information for defined benefit plans with accumulated benefit obligations (ABO) or projected benefit obligations (PBO) in excess of plan assets.

	At December 31, 2021		At December 31, 2020
	Benefit	Plan	Benefit	Plan
(Dollars in millions)	Obligation	Assets	Obligation	Assets
PBO in excess of plan assets	$1,990	$1,125	$1,202	$654
ABO in excess of plan assets	1,790	1,039	1,079	561
Plan assets in excess of PBO	312	371	—	—

The following table presents information for the nonpension postretirement benefit plans with accumulated postretirement benefit obligations (APBO) in excess of plan assets.

	At December 31, 2021		At December 31, 2020
	Benefit	Plan	Benefit	Plan
(Dollars in millions)	Obligation	Assets	Obligation	Assets
APBO in excess of plan assets	$19	$—	$1	$—
Plan assets in excess of APBO	—	—	12	13

The following table presents the pretax net loss and prior service costs (credits) recognized in OCI and the changes in pretax net loss and prior service costs (credits) as well as Separation-related transfers from Parent recognized in AOCI for the retirement-related benefits plans.

	Defined Benefit		Nonpension Postretirement
	Pension Plans		Benefit Plans
(Dollars in millions)	2021	2020	2021	2020
Net loss (gain) at January 1	$314	$307	$(2)	$(1)
Current period loss (gain)	(75)	43	3	(2)
Curtailments and settlements	(3)	—	—	—
Amortization of net loss included in net periodic benefit cost	(51)	(36)	—	—
Separation-related transfers from Parent **	444	—	5	—
Net loss (gain) at December 31	$629	$314	$6	$(2)
Prior service costs (credits) at January 1	(2)	(3)	—	—
Current period prior service costs (credits)	3	—	(4)	—
Amortization for prior service costs (credits) included in net periodic benefit cost	—	1	—	—
Separation-related transfers from Parent **	9	—	—	—
Prior service costs (credits) at December 31	$9	$(2)	$(4)	$—
Total amounts recognized in accumulated other comprehensive loss (income) *	$638	$312	$2	$(2)
*

See Note 14 - Equity for the total change in AOCI and the Consolidated Statement of Comprehensive Income for the components of net periodic benefit cost, including the related tax effects, recognized in OCI for the retirement-related benefit plans.

**

Separation-related transfers from Parent represent the pretax impact resulting from the assumption of pension assets and liabilities, along with the associated deferred costs, in connection with establishment of certain Kyndryl legal entities. These transfers are not recognized in OCI; rather they are recognized as transfers into AOCI. See Note 14 – Equity.

The following table presents the weighted-average assumptions used to measure the net periodic benefit cost and the year-end benefit obligations.

	Defined Benefit			Nonpension Postretirement
	Pension Plans			Benefit Plans
Weighted-average assumptions used to measure	2021	2020	2019	2021	2020	2019
Net periodic benefit cost
Discount rate	0.62%	0.86%	1.65%	8.31%	8.31%	8.89%
Expected long-term returns on plan assets	3.00%	4.03%	4.62%		8.20%	9.00%
Rate of compensation increase	2.22%	2.25%	1.37%
Benefit obligations
Discount rate	1.19%	0.62%	0.86%	1.04%	8.31%	8.31%
Rate of compensation increase	2.30%	2.22%	2.25%
Interest crediting rate - cash balance plans	1.43%

In certain countries, a portfolio of high-quality corporate bonds is used to construct a yield curve. Cash flows from the Company’s expected benefit obligation payments are matched to the yield curve to derive discounts. In other countries where the markets for high-quality long-term bonds are not as well developed, a portfolio of long-term government bonds is used as a base and a credit spread is added to simulate corporate bond yields at these maturities in the jurisdiction of each plan. This is the benchmark for developing the respective discount rates.

In developing the expected long-term rate of return on assets, the Company considers the long-term expectations for future returns. The use of expected returns may result in pension income that is greater or less than the actual return of those plan assets in a given year. Over time, however, the expected rate of return is expected to approximate the actual long-term results, leading to a pattern of income or loss recognition that more closely matches the pattern of services provided by the employees.

For the nonpension postretirement benefit plans, the Company reviews external data to determine the healthcare costs trends. The healthcare cost trend rates have an insignificant effect on plan costs or other benefit obligations due to terms of the plan which limit the Company’s obligation to the participants.

Investment Policies and Strategies

The investment objective of the plan assets is to generate returns that will enable the plan to meet its future obligations. The weighted-average target allocation for the defined benefit plans is 24 percent equity securities, 45 percent fixed-income securities, 4 percent real estate, 17 percent insurance contracts and 11 percent other investments. Typically the responsibility for determining the target allocation and managing the investments lies with a plan governing board that may include up to 50 percent of members elected by employees and retirees. Generally, these defined benefit plans do not invest in illiquid assets, and their use of derivatives is mainly for currency hedging, interest rate risk management, credit exposure and alternative investment strategies.

Plan Assets and Fair Value Measurements

The following table presents the Company’s defined benefit pension plans’ asset classes and their associated fair value at December 31, 2021 and 2020.

	December 31, 2021				December 31, 2020
(Dollars in millions)	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Equity
Equity securities	$9	$—	$—	$9	$—	$—	$—	$—
Fixed income
Government and related (1)	—	158	—	158	—	18	—	18
Corporate bonds	—	32	—	32	—	—	—	—
Insurance contracts	—	255	—	255	—	91	—	91
Cash and short-term investments (2)	14	—	—	14	1	—	—	1
Derivative assets (3)	3	12	—	15	—	—	—
Mutual funds	—	—	—	—	7	—	—	7
Subtotal	$26	$457	$—	$483	$8	$110	$—	$118
Investments measured at net asset value using NAV as a practical expedient (4)	—	—	—	1,013	—	—	—	537
Fair value of plan assets	$26	$457	$—	$1,496	$8	$110	$—	$654
(1)	Includes debt issued by national, state and local governments and agencies.
(2)	Includes cash, cash equivalents and short-term marketable securities.
(3)	Includes forward contracts, interest rate swaps, exchange traded and other over-the-counter derivatives.
(4)

Investments measured at fair value using the net asset value (NAV) per share (or its equivalent), as a practical expedient. These investments include commingled funds, hedge funds, common collective trusts, private equity partnerships and real estate partnerships.

For the year ended December 31, 2021, there were no plan assets in the nonpension postretirement benefit plans. For the year ended December 31, 2020, the nonpension postretirement benefit plans held plan assets of $13 million, invested in government debt and corporate bonds categorized as Level 2 in the fair value hierarchy.

Approximately 78% of plan assets are held in plans which are co-sponsored by the Company along with IBM. The allocation of the fair value of co-sponsored plan assets is based on the initial pension assets assumed in connection with establishment of certain Kyndryl legal entities, Company contributions, distributions and market returns.

Retirement-related benefit plan assets are recognized and measured at fair value. Because of the inherent uncertainty of valuations, these fair value measurements may not necessarily reflect the amounts the Company could realize in current market transactions. The following is a description of the valuation techniques used to measure plan assets at fair value. There were no changes in valuation techniques during the periods presented.

Equity securities and mutual funds: Equity securities are valued at the closing price reported on the stock exchange on which the individual securities are traded. Mutual funds are typically valued based on quoted market prices. These assets are generally classified as Level 1.

Fixed income: Fixed-income securities, other than insurance contracts, are typically valued using the closing price reported on the major market on which the individual securities are traded, if available. Assets fair valued using this methodology are generally classified as Level 2. If market prices are unavailable, the fair value is estimated using pricing models or quoted prices of securities with similar characteristics.

Insurance contracts: Fair value is based on the expected value of the insurance benefits of the insurance contracts. The insurance benefits are assessed using the same interest rate and mortality table used to determine the liability. These assets are generally classified as Level 2.

Cash and short-term investments: Cash includes money market accounts that are valued at their cost plus interest on a daily basis, which approximates fair value. Short-term investments represent securities with original maturities of one year or less. These assets are generally classified as Level 1.

Derivatives assets: Exchange-traded derivatives are valued at the closing price reported on the exchange on which the individual securities are traded. Forward contracts are valued using a mid-close price. Over-the-counter derivatives are valued using pricing models. These models require a variety of inputs, yield curves, credit curves, measures of volatility and foreign exchange rates. Derivative assets are classified as Level 1 or Level 2 depending on availability of quoted market prices.

Investments measured at net asset value: Certain investments are measured at fair value using the net asset value (“NAV”) per share (or its equivalent) as a practical expedient. These investments, which may include commingled funds, hedge funds, common collective trusts, private equity partnerships and real estate partnerships, are typically valued using the NAV provided by the administrator of the fund. The NAV is based on the value of the underlying assets owned by the fund, minus liabilities multiplied by the plan’s ownership of the investment.

Contributions and Direct Benefit Payments

It is the Company’s general practice to fund amounts for pensions sufficient to meet the minimum requirements set forth in applicable employee benefits laws and local tax laws. From time to time, the Company contributes additional amounts as it deems appropriate.

The following table presents the contributions made to the defined benefit pension plan, nonpension postretirement benefit plans, multi-employer plans, defined contribution plans and direct payments made in 2021, 2020 and 2019. The cash contributions to the multi-employer plans represent the annual cost included in the net periodic benefit cost recognized in the Consolidated Income Statement.

	Year Ended December 31,
(Dollars in millions)	2021	2020	2019
Defined benefit plans	$25	$4	$4
Multi-employer plans*	5	7	9
Defined contribution plans	165	194	207
Direct payments	33	19	16
Total	$229	$225	$236
*	Multi-employer plans are sponsored by third parties.

Contributions to nonpension postretirement benefit plans were not material for any periods presented.

Prior to September 1, 2021, certain U.S. employees were eligible to participate in the IBM 401(k) Plus Plan, which provided matching contributions up to 6% of eligible pay. On September 1, 2021, employees who participated in the IBM 401(k) Plus Plan were transferred to the Kyndryl 401(k) Plan and eligible to continue to receive matching contributions up to 6% of eligible pay. For all eligible employees hired or rehired on or after September 1, 2021, the Kyndryl 401(k) Plan provides a matching contribution of up to 3% of eligible pay.

The Company estimates contributions to its defined benefit and multi-employer plans in 2022 to be approximately $29 million, the largest of which will be contributed to a defined benefit plan in Spain. This amount generally represents legally mandated minimum contributions.

Financial market performance in 2022 could increase the legally mandated minimum contribution in certain countries that require monthly or daily remeasurement of the funded status. The Company could also elect to contribute more than the legally mandated amount based on market conditions or other factors.

Expected Benefit Payments – Defined Benefit Pension Plans and Nonpension Postretirement Benefit Plans

The following table presents the total expected benefit payments to participants of both the defined benefit pension plans and nonpension postretirement benefit plans.

		Nonpension
	Defined Benefit	Postretirement
(Dollars in millions)	Pension Plans	Benefit Plans
2022	$99	$—
2023	87	1
2024	87	1
2025	107	1
2026	100	1
2027‑2031	592	3

The 2022 expected benefit payments not covered by the respective plan assets represent a component of compensation and benefits, within current liabilities, in the Consolidated Balance Sheet.

NOTE 17. RELATED-PARTY TRANSACTIONS

Related-Party Revenue and Purchases

Kyndryl provides various services to IBM, including those related to hosting data centers and servicing IBM’s information technology infrastructure, which are reported as revenue in the Company’s Consolidated Income Statement. Revenue generated from these services was $704 million, $645 million and $613 million for the years ended December 31, 2021, 2020 and 2019, respectively.

Kyndryl utilizes various IBM products and services, recognized as costs of services, in the fulfillment of services contracts. Total cost of services recognized from these related-party transactions in the Company’s Consolidated Income Statement was $4.0 billion, $3.8 billion and $3.6 billion for the years ended December 31, 2021, 2020 and 2019, respectively. Included in these related-party cost of services were: costs incurred by Kyndryl to provide services to the former Parent for networking and IT services prior to Separation in the amounts of $384 million, $509 million and $484 million for the years ended December 31, 2021, 2020 and 2019, respectively; costs related to the usage of IBM-branded software allocated to Kyndryl by the former Parent prior to Separation in the amounts of $2.8 billion, $2.7 billion and $2.6 billion for the years ended December 31, 2021, 2020 and 2019, respectively; depreciation charges related to IBM hardware allocated to Kyndryl prior to Separation in the amounts of $447 million, $520 million and $538 million for the years ended December 31, 2021, 2020 and 2019, respectively; and costs related to services provided to Kyndryl’s customers that were outsourced to IBM post-Separation in the amount of $312 million during the fourth quarter of 2021.

The capital expenditures for purchases of IBM hardware were reflected as payments for property and equipment within the investing section of the Company’s Consolidated Statement of Cash Flows in the amounts of $299 million, $504 million and $526 million for the years ended December 31, 2021, 2020 and 2019, respectively. Additionally, as part of the Separation, IBM has committed to provide Kyndryl, at no cost, up to approximately $265 million of upgraded hardware over an expected two-year period. The amounts committed by IBM are reflected within other assets (noncurrent) within the Consolidated Balance Sheet at December 31, 2021. The expected average useful life of the upgraded hardware is approximately five years, and the Company intends to recognize total depreciation approximating $265 million over the useful life, consistent with our depreciation policy.

Acquired Intangible Assets

Within the historical periods presented, the Company has been charged a management fee for the use of certain acquired intangible assets by IBM for acquisitions which were not specific to Kyndryl. The amounts reflected within cost of services on the Consolidated Income Statement for these fees were $26 million, $31 million and $15 million for the years ended December 31, 2021, 2020 and 2019, respectively. The amounts for these fees reflected within Selling, general and administrative expense within the Consolidated Income Statement were $37 million, $49 million and $23 million for the years ended December 31, 2021, 2020 and 2019, respectively.

Allocation of Corporate Expenses

The Consolidated Income Statement, Consolidated Statement of Comprehensive Income (Loss) and Consolidated Statement of Cash Flows include an allocation of general corporate expenses from IBM prior to the Separation. The financial information in these consolidated financial statements does not necessarily include all of the expenses that would have been incurred by Kyndryl had it been a separate, standalone company. It is not practicable to estimate actual costs that would have been incurred had Kyndryl been a standalone company during the periods presented. Allocations for management costs and corporate support services provided to Kyndryl for the years ended December 31, 2021, 2020 and 2019 totaled $1.0 billion, $1.3 billion and $1.2 billion, respectively. These amounts include costs for corporate functions including, but not limited to, senior management, legal, human resources, finance and accounting, treasury, information technology and other shared services. All such amounts have been deemed to have been incurred and settled by Kyndryl in the period in which the costs were recorded and are included in the Net Parent investment. These costs were allocated based on direct usage as applicable, with the remainder allocated on a pro-rata basis of gross profit, headcount, assets or other measures.

The following table presents the components of the allocation of general corporate expenses from IBM.

	For the Year Ended December 31,
(Dollars in millions)	2021	2020	2019
Selling, general and administrative expense	$932	$1,220	$1,185
Interest expense	46	63	76
Other (income) and expense	10	4	(31)
Total expense and other (income)	$989	$1,287	$1,230

Net Parent Investment

Prior to the Separation, related-party transactions between Kyndryl and IBM were included within Net Parent investment in the Consolidated Balance Sheet as these related-party transactions were not settled in cash. Net Parent investment in the Consolidated Balance Sheet and Consolidated Statement of Changes in Equity represents IBM’s historical investment in Kyndryl, the net effect of transactions with and allocations from IBM and Kyndryl’s accumulated earnings. Net transfers from IBM are included within Net Parent investment. The components of Net transfers from IBM and the reconciliation to the corresponding amount presented on the Consolidated Statement of Cash Flows were as follows:

	For the Year Ended December 31,
(Dollars in millions)	2021	2020	2019
Cash pooling and general financing activities/other	$(384)	$(4,167)	$(4,392)
Allocation of Parent’s corporate expenses/other	1,255	1,668	1,610
Related-party sales and purchases	2,440	2,991	2,944
Related-party intangible assets fee	63	80	38
Taxes (including items settled with Parent)	721	299	399
Issuance of common stock and reclassification of net parent investment	(4,095)	—	—
Total Net transfers (to) from Parent per Consolidated Statement of Equity	$—	$872	$598
Taxes (including items settled with Parent)	(721)	(299)	(399)
Allocation of Parent’s stock-based compensation	(58)	(64)	(51)
Other*	749	(131)	(130)
Total Net transfers (to) from Parent per Consolidated Statement of Cash Flows	$(30)	$377	$18
*	Approximately $900 million of the net proceeds from the term loan and the sale of the Notes was transferred to IBM in conjunction with the Separation. See Note 11 – Borrowings.

Assignment of Receivables

A portion of Kyndryl’s receivables with extended payment terms have historically been assigned to IBM’s Global Financing business. These receivables were not recognized on the Company’s Consolidated Balance Sheet. The gross amounts of Kyndryl receivables assigned to IBM Global Financing were $1.9 billion, $3.1 billion and $3.0 billion for the years ended December 31, 2021, 2020 and 2019, respectively. The fees and the net gains and losses associated with the assignment of receivables were not material for any of the periods presented. In October 2021, in preparation for the Separation, the Company entered into a Receivables Purchase Agreement with an unaffiliated bank with capacity similar to the amounts historically financed by IBM.

Software Purchase Agreements

In conjunction with the Separation, Kyndryl has agreed to purchase IBM software for internal use and the delivery of services to Kyndryl customers in a pricing arrangement with IBM that extends through 2026, subject to adjustment in certain circumstances, including the termination of customer contracts.

Lease Guarantees

Kyndryl identified 71 lease agreements with third parties with an estimated aggregate lease liability guaranteed by IBM of $181 million.

NOTE 18. SUBSEQUENT EVENTS

On January 27, 2022, the Board of Directors approved a change in the Company’s fiscal year from the twelve months beginning January 1 and ending December 31 to the twelve months beginning April 1 and ending March 31. The Company will file a transition report on Form 10-QT for the three-month period ended March 31, 2022, in accordance with SEC rules and regulations. All subsequent fiscal years for the Company will be from April 1 to March 31. The Company is making the fiscal year change on a prospective basis and will not adjust operating results for prior periods.

NOTE 19. REVISION OF PRIOR-PERIOD FINANCIAL STATEMENTS

During the quarter ended March 31, 2022, the Company identified an $87 million over-accrual in its accrued contract costs balance that related to a majority-owned, consolidated joint venture in our Principal Markets segment. This over-accrual was principally built up over the pre-Separation periods of January 1, 2012 to November 3, 2021, resulting in overstatements of cost of services and accrued contract costs. The Company concluded that such impacts were not material to any prior annual or interim period. The Company further determined that the correction of the over-accrual within the transition period ended March 31, 2022 would be significant to the three-month results, and as a result, it will be revised as an immaterial correction to portions of our consolidated financial statements and as immaterial corrections to prior interim periods in our subsequent Quarterly Reports on Form 10-Q. Because the majority of the over-accrual originated prior to 2019, we reduced the opening balance of accrued contract costs as of January 1, 2019, by $57 million and increased the equity balance by $43 million, which reflects the reduction in accrued contract costs net of taxes. For the periods of January 1, 2019 through December 31, 2021, accrued contract costs and cost of services were further reduced by $30 million in aggregate, which is partially offset by increased tax expense of $8 million. We have also revised impacted amounts within the accompanying notes to the consolidated financial statements, as applicable. The revisions to the accompanying consolidated financial statements are as follows:

	Year Ended December 31, 2021
Consolidated Income Statement and Statement of Comprehensive Income ($ in millions, except per share amounts)	As Previously Reported	Adjustments	As Revised
Cost of services	$16,570	$(20)	$16,550
Total costs and expenses	20,580	(20)	20,560
Income (loss) before income taxes	(1,922)	20	(1,903)
Provision for income taxes	397	5	402
Net income (loss)	(2,319)	15	(2,304)
Foreign currency translation adjustments	198	(5)	194
Other comprehensive income (loss), before tax	329	(5)	324
Other comprehensive income (loss), net of tax	296	(4)	292
Total comprehensive income (loss)	(2,023)	11	(2,013)
Basic earnings (loss) per share	$(10.35)	$0.07	$(10.28)
Diluted earnings (loss) per share	$(10.35)	$0.07	$(10.28)

	Year Ended December 31, 2020
Consolidated Income Statement and Statement of Comprehensive Income ($ in millions, except per share amounts)	As Previously Reported	Adjustments	As Revised
Cost of services	$17,143	$(5)	$17,137
Total costs and expenses	21,118	(5)	21,112
Income (loss) before income taxes	(1,766)	5	(1,760)
Provision for income taxes	246	1	247
Net income (loss)	(2,011)	4	(2,007)
Foreign currency translation adjustments	125	4	129
Other comprehensive income (loss), before tax	119	4	123
Other comprehensive income (loss), net of tax	121	4	125
Total comprehensive income (loss)	(1,891)	7	(1,883)
Basic earnings (loss) per share	$(8.97)	$0.02	$(8.96)
Diluted earnings (loss) per share	$(8.97)	$0.02	$(8.96)

	Year Ended December 31, 2019
Consolidated Income Statement and Statement of Comprehensive Income ($ in millions, except per share amounts)	As Previously Reported	Adjustments	As Revised
Cost of services	$17,682	$(6)	$17,676
Total costs and expenses	20,858	(6)	20,852
Income (loss) before income taxes	(579)	6	(573)
Provision for income taxes	364	1	366
Net income (loss)	(943)	4	(939)
Foreign currency translation adjustments	12	(1)	11
Other comprehensive income (loss), before tax	(45)	(1)	(46)
Other comprehensive income (loss), net of tax	(27)	(1)	(28)
Total comprehensive income (loss)	(970)	3	(967)
Basic earnings (loss) per share	$(4.21)	$0.02	$(4.19)
Diluted earnings (loss) per share	$(4.21)	$0.02	$(4.19)

	At December 31, 2021
Consolidated Balance Sheet and Equity Statement ($ in millions)	As Previously Reported	Adjustments	As Revised
Accrued contract costs	$585	$(87)	$498
Total current liabilities	4,544	(87)	4,457
Other liabilities	501	22	522
Total liabilities	10,511	(65)	10,446
Common stock, par value $0.01 per share, and additional paid-in capital (1,000.0 shares authorized, 224.2 shares issued)	4,218	66	4,284
Accumulated other comprehensive income (loss)	(1,143)	(1)	(1,143)
Total stockholders’ equity before noncontrolling interests	2,700	65	2,765
Total equity	2,702	65	2,767

	At December 31, 2020
Consolidated Balance Sheet and Equity Statement ($ in millions)	As Previously Reported	Adjustments	As Revised
Accrued contract costs	$512	$(72)	$440
Total current liabilities	3,910	(72)	3,838
Other liabilities	282	18	300
Total liabilities	6,274	(54)	6,220
Net Parent investment	5,972	51	6,023
Accumulated other comprehensive income (loss)	(1,100)	4	(1,096)
Total stockholders’ equity before noncontrolling interests	4,873	54	4,927
Total equity	4,931	54	4,985

	At December 31, 2019
Consolidated Equity Statement ($ in millions)	As Previously Reported	Adjustments	As Revised
Net Parent investment	$7,112	$47	$7,159
Accumulated other comprehensive income (loss)	(1,220)	(1)	(1,221)
Total stockholders’ equity before noncontrolling interests	5,892	46	5,938
Total equity	5,948	46	5,994

	At January 1, 2019
Consolidated Equity Statement ($ in millions)	As Previously Reported	Adjustments	As Revised
Net Parent investment	$7,457	$43	$7,499
Total equity	6,315	43	6,358

	At December 31, 2021
Consolidated Statement of Cash Flows ($ in millions)	As Previously Reported	Adjustments	As Revised
Cash flows from operating activities:
Net income (loss)	$(2,319)	$15	$(2,304)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Taxes (including items settled with Parent)	989	5	994
Other assets and other liabilities	842	(20)	822

	At December 31, 2020
Consolidated Statement of Cash Flows ($ in millions)	As Previously Reported	Adjustments	As Revised
Cash flows from operating activities:
Net income (loss)	$(2,011)	$4	$(2,007)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Taxes (including items settled with Parent)	297	1	299
Other assets and other liabilities	(360)	(5)	(365)

	At December 31, 2019
Consolidated Statement of Cash Flows ($ in millions)	As Previously Reported	Adjustments	As Revised
Cash flows from operating activities:
Net income (loss)	$(943)	$4	$(939)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Taxes (including items settled with Parent)	397	2	399
Other assets and other liabilities	(238)	(6)	(244)